Exhibit 99.1

SELECTED FINANCIAL DATA

The selected financial data for the Company for each of its last five fiscal years follows:

	(In millions of dollars, except per share data)	2004	2003	2002	2001	2000
	Summary of Operations
	Net sales	$2,285.2	1,941.8	1,861.4	2,054.9	2,327.4
	Gross profit	$526.2	464.5	521.1	553.4	675.2
	Selling, general and administrative	$265.8	258.6	269.9	289.5	297.5
	Depreciation and amortization	$118.2	107.8	103.2	141.9	139.9
	Research and development	$47.9	49.7	52.7	54.2	57.7
	Equity income	$(14.1)	(13.2)	(7.9)	(9.2)	(11.4)
	Facility closures, severance and related costs	$62.8	17.0	18.0	99.7	20.2
	Antitrust costs	$113.7	77.7	6.3	—	—
	Impairment of long-lived assets (a)	$—	—	—	80.4	—
	Operating profit (loss)	$(68.1)	(33.2)	79.0	(103.0)	171.3
	Interest expense	$78.4	89.7	101.7	109.9	120.5
	Loss on early extinguishment of debt	$20.1	24.7	—	—	—
	Other (income) expense, net (b)	$(74.8)	5.4	38.3	27.5	7.4
	Earnings (loss) from continuing operations before income taxes and cumulative effect of accounting change	$(91.7)	(152.9)	(61.0)	(240.4)	43.4
	Income taxes (benefit)	$(49.8)	(35.3)	(21.4)	(81.7)	20.9
	Earnings (loss) from continuing operations before cumulative effect of accounting change	$(42.0)	(117.6)	(39.6)	(158.7)	22.4
	Earnings from discontinued operations	$5.2	25.3	55.1	34.8	66.9
	Gain on sale of discontinued operations	$2.1	111.7	—	—	—
	Cumulative effect of accounting change (c)	$—	(0.4)	(299.0)	—	—
	Net earnings (loss)	$(34.6)	19.0	(283.5)	(123.9)	89.3

	Per Share Statistics
	Basic and Diluted
	Earnings (loss) from continuing operations before cumulative effect of accounting change	$(0.37)	(1.05)	(0.35)	(1.40)	0.20
	Earnings from discontinued operations	$0.05	0.23	0.48	0.30	0.58
	Gain on sale of discontinued operations	$0.02	0.99	—	—	—
	Cumulative effect of accounting change	$—	—	(2.63)	—	—
	Net earnings (loss)	$(0.30)	0.17	(2.50)	(1.10)	0.78
	Dividends	$0.20	0.20	0.20	0.20	0.20
	Book value	$2.84	2.64	1.76	4.84	6.69
Common stock trading range:	High	$11.80	7.75	13.00	12.19	14.19
	Low	$5.02	3.63	5.44	6.20	6.94
	Average shares outstanding (in thousands)-Basic	114,736	112,531	113,568	113,061	113,644
	Average shares outstanding (in thousands)-Diluted	114,736	112,531	113,568	113,061	115,165

	Financial Position
	Working capital	$338.4	163.8	418.6	477.3	671.7
	Current ratio	1.5	1.2	1.6	1.7	1.9
	Total assets	$2,678.7	2,529.2	2,840.8	3,232.2	3,528.3
	Total debt	$866.5	814.7	1,256.8	1,412.0	1,493.9
	Stockholders’ equity	$329.0	302.7	199.9	547.5	754.0
	Total capital employed	$1,195.5	1,117.4	1,456.7	1,959.5	2,247.9
	Debt to total capital%	72.5	72.9	86.3	72.1	66.5

(In millions of dollars, except for number of employees)	2004	2003	2002	2001	2000
Other Statistics
Net cash provided by (used in) operations	$36.3	(14.8)	201.8	205.0	210.6
Capital spending from continuing operations	$60.0	76.6	79.3	86.0	102.5
Depreciation from continuing operations	$101.3	94.5	92.8	113.0	110.8
Amortization from continuing operations	$16.9	13.3	10.4	28.9	29.1
Number of employees at end of year	4,773	5,521	6,777	7,340	8,306

(a)                During the fourth quarter of 2001, as a result of changes in the marketplace, the Company evaluated the recoverability of the long-lived assets of its rubber chemicals business (included in the Polymer Additives reporting segment) and the trilene business (included in the Polymers reporting segment).  Based on projected cash flows, the Company determined that the carrying values of the long-lived assets of these businesses were impaired and recorded impairment charges of $66.7 million and $13.7 million related to the long-lived assets of the rubber chemicals and trilene businesses, respectively.

(b)               Other (income) expense, net includes divestment gains of $96.6 million in 2004, which includes the $92.9 million gain on the sale of the Company’s 50 percent interest in the Gustafson seed treatment joint venture and a $3.6 million gain on the completion of the sale of the assets of the Company’s Brooklyn, New York facility in March 2004, a loss of $34.7 million on the sale of the industrial specialties business unit in 2002, and losses of $17.3 million and $1.8 million on the sale of the industrial colors business unit and the nitrile rubber joint venture, respectively, in 2001.

(c)                2003 includes a cumulative effect of accounting change of $0.4 million, related to the implementation of Financial Accounting Standards Board (FASB) Statement No. 143, “Accounting for Asset Retirement Obligations” and 2002 includes a cumulative effect of accounting change of $299 million, or $2.63 per common share, related to the implementation of FASB Statement No. 142, “Goodwill and Other Intangible Assets.”

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2004, 2003 and 2002

(In thousands of dollars, except per share data)

	2004	2003	2002

NET SALES	$2,285,231	$1,941,798	$1,861,361

COSTS AND EXPENSES
Cost of products sold	1,759,000	1,477,282	1,340,251
Selling, general and administrative	265,785	258,611	269,928
Depreciation and amortization	118,181	107,831	103,167
Research and development	47,880	49,747	52,684
Equity income	(14,109)	(13,169)	(7,917)
Facility closures, severance and related costs	62,808	16,981	17,969
Antitrust costs	113,736	77,716	6,306

OPERATING PROFIT (LOSS)	(68,050)	(33,201)	78,973

Interest expense	78,441	89,653	101,704
Loss on early extinguishment of debt	20,063	24,699	—
Other (income) expense, net	(74,807)	5,369	38,266

EARNINGS (LOSS)
Loss from continuing operations before income taxes and cumulative effect of accounting change	(91,747)	(152,922)	(60,997)
Income tax benefit	(49,788)	(35,288)	(21,354)
Loss from continuing operations before cumulative effect of accounting change	(41,959)	(117,634)	(39,643)
Earnings from discontinued operations	5,227	25,297	55,117
Gain on sale of discontinued operations	2,142	111,692	—
Cumulative effect of accounting change	—	(401)	(298,981)

Net Earnings (Loss)	$(34,590)	$18,954	$(283,507)

BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE
Loss from continuing operations before cumulative effect of accounting change	$(0.37)	$(1.05)	$(0.35)
Earnings from discontinued operations	0.05	0.23	0.48
Gain on sale of discontinued operations	0.02	0.99	—
Cumulative effect of accounting change	—	—	(2.63)
Net Earnings (Loss)	$(0.30)	$0.17	$(2.50)

Basic and Diluted Weighted-Average Shares Outstanding	114,736	112,531	113,568

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS

Years ended December 31, 2004 and 2003

(In thousands of dollars, except per share data)

	2004	2003
ASSETS

CURRENT ASSETS
Cash	$158,700	$39,213
Accounts receivable	242,435	210,190
Inventories	383,635	353,669
Other current assets	165,554	167,602
Assets held for sale	97,252	94,350
Total current assets	1,047,576	865,024

NON-CURRENT ASSETS
Property, plant and equipment	694,925	732,790
Cost in excess of acquired net assets	407,975	418,607
Other assets	528,233	512,761

	$2,678,709	$2,529,182

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Short-term borrowings	$4,294	$60,695
Accounts payable	228,458	230,551
Accrued expenses	338,709	264,210
Income taxes payable	107,686	130,284
Other current liabilities	23,555	10,667
Liabilities held for sale	6,467	4,838
Total current liabilities	709,169	701,245

NON-CURRENT LIABILITIES
Long-term debt	862,251	754,018
Pension and post-retirement health care liabilities	566,759	566,966
Other liabilities	211,550	204,244

STOCKHOLDERS’ EQUITY
Common stock - $.01 par value	1,192	1,192
Additional paid-in capital	1,032,282	1,034,027
Accumulated deficit	(647,678)	(590,157)
Accumulated other comprehensive loss	(22,372)	(96,463)
Treasury stock at cost	(34,444)	(45,890)
Total stockholders’ equity	328,980	302,709

	$2,678,709	$2,529,182

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2004, 2003 and 2002

(In thousands of dollars)

Increase (decrease) in cash	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (loss)	$(34,590)	$18,954	$(283,507)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operations:
Gain on sale of Gustafson joint venture	(92,938)	—	—
Gain on sale of discontinued operations	(2,142)	(111,692)	—
Cumulative effect of accounting change	—	401	298,981
Loss on early extinguishment of debt	20,063	24,699	—
Loss on sale of business units	—	—	34,705
Depreciation and amortization	126,086	136,087	146,550
Equity income	(14,109)	(13,169)	(7,917)
Deferred taxes	(45,279)	(76,968)	(38,431)
Changes in assets and liabilities, net:
Accounts receivable	5,090	75,407	7,858
Accounts receivable - securitization	(9,530)	(38,051)	(157)
Inventories	(17,127)	39,421	22,683
Other current assets	7,313	3,742	(95)
Other assets	34,005	31,318	13,683
Accounts payable	(7,040)	(82,220)	28,945
Accrued expenses	68,058	(54,477)	(48,914)
Income taxes payable	(29,619)	28,423	57,053
Other current liabilities	11,798	(6,026)	(4,531)
Pension and post-retirement health care liabilities	(21,326)	(20,191)	(10,811)
Other liabilities	37,952	28,528	(10,442)
Other	(389)	984	(3,899)
Net cash provided by (used in) operations	36,276	(14,830)	201,754

CASH FLOWS FROM INVESTING ACTIVITIES
Net proceeds from sale of businesses	151,219	633,427	80,000
Capital expenditures	(65,231)	(87,591)	(100,309)
Other investing activities	253	1,707	(1,526)
Net cash provided by (used in) investing activities	86,241	547,543	(21,835)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on long-term notes	(490,006)	(478,380)	(11,742)
Proceeds from long-term notes	597,499	—	—
(Payments on) proceeds from domestic credit facility	(57,000)	32,000	(130,000)
Proceeds from (payments on) short-term borrowings	44	(1,824)	(27,186)
Premium paid on early extinguishment of debt	(19,044)	(23,804)	—
Payments for debt issuance costs	(23,113)	—	—
Dividends paid	(22,931)	(22,556)	(22,698)
Common shares acquired	—	(22,080)	—
Other financing activities	8,606	2,323	6,415
Net cash used in financing activities	(5,945)	(514,321)	(185,211)

CASH
Effect of exchange rates on cash	2,915	3,880	727
Change in cash	119,487	22,272	(4,565)
Cash at beginning of period	39,213	16,941	21,506
Cash at end of period	$158,700	$39,213	$16,941

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years ended December 31, 2004, 2003 and 2002

(In thousands of dollars, except per share data)

						Accumulated
	Common			Additional		Other
	Shares	Treasury	Common	Paid-in	Accumulated	Comprehensive	Treasury
	Issued	Shares	Stock	Capital	Deficit	Loss	Stock	Total
BALANCE, DECEMBER 31, 2001	119,187	6,130	$1,192	$1,051,257	$(280,350)	$(151,839)	$(72,719)	$547,541
Comprehensive loss:
Net loss					(283,507)			(283,507)
Equity adjustment for translation of foreign currencies						30,038		30,038
Minimum pension liability adjustment (net of deferred tax benefit of $49,370)						(78,463)		(78,463)
Other						(162)		(162)
Total comprehensive loss								(332,094)
Cash dividends ($0.20 per share)					(22,698)			(22,698)
Stock options and other issuances		(832)		(2,953)			10,087	7,134
Merger share adjustment	(35)		—	—				—
BALANCE, DECEMBER 31, 2002	119,152	5,298	1,192	1,048,304	(586,555)	(200,426)	(62,632)	199,883
Comprehensive income:
Net earnings					18,954			18,954
Equity adjustment for translation of foreign currencies						125,438		125,438
Minimum pension liability adjustment (net of deferred tax benefit of $18,534)						(24,887)		(24,887)
Other						3,412		3,412
Total comprehensive income								122,917
Cash dividends ($0.20 per share)					(22,556)			(22,556)
Stock options and other issuances		(638)		(3,664)			7,313	3,649
Common shares acquired		3,200					(22,080)	(22,080)
Issued for pension funding		(3,200)		(10,613)			31,509	20,896
BALANCE, DECEMBER 31, 2003	119,152	4,660	1,192	1,034,027	(590,157)	(96,463)	(45,890)	302,709
Comprehensive income:
Net loss					(34,590)			(34,590)
Equity adjustment for translation of foreign currencies						74,746		74,746
Minimum pension liability adjustment (net of deferred tax benefit of $2,739)						(6,271)		(6,271)
Other						5,616		5,616
Total comprehensive income								39,501
Cash dividends ($0.20 per share)					(22,931)			(22,931)
Stock options and other issuances		(1,162)		(1,745)			11,446	9,701
BALANCE, DECEMBER 31, 2004	119,152	3,498	$1,192	$1,032,282	$(647,678)	$(22,372)	$(34,444)	$328,980

See accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of all majority-owned subsidiaries.  Other affiliates in which Crompton Corporation (the “Company”) has a 20% to 50% ownership are accounted for in accordance with the equity method.  All significant intercompany balances and transactions have been eliminated in consolidation.

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which require the Company to make estimates and assumptions that affect the amounts and disclosures reported in the consolidated financial statements and accompanying notes.  Actual results could differ from these estimates.

Discontinued Operations

As a result of the agreement to sell the Refined Products business to Sun Capital Partners Group, Inc. announced on March 18, 2005, the accompanying consolidated financial statements reflect the Refined Products business as a discontinued operation for all periods presented. The operations of the Refined Products business have been classified as earnings from discontinued operations (net of tax) and the estimated carrying amount of the assets being sold and of the liabilities being transferred have been reflected as assets held for sale and liabilities held for sale, respectively, for all periods presented. The consolidated statements of cash flows have not been adjusted to reflect the discontinued operation and thus include the cash flows of the Refined Products business for all periods presented. Refer to the Discontinued Operations footnote for further information.

On July 31, 2003, the Company sold certain assets and assigned certain liabilities of its OrganoSilicones business unit to the Specialty Materials division of General Electric Company (GE) and acquired GE’s Specialty Chemicals business. As a result, the accompanying financial statements reflect the OrganoSilicones business unit as a discontinued operation for all periods presented.  The operations of the OrganoSilicones business unit have been classified as earnings from discontinued operations (net of tax) in the consolidated statements of operations for all prior periods presented.  The consolidated statements of cash flows have not been adjusted to reflect the discontinued operations and thus include the cash flows of the OrganoSilicones business through July 31, 2003.  Refer to the Discontinued Operations footnote for further information.

Accounting Developments

On May 19, 2004, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.”   FSP No. 106-2 provides guidance on the accounting for the effects of the Act for employers that sponsor post-retirement health care plans that provide prescription drug benefits, and requires employers to provide certain disclosures regarding the effect of the federal subsidy provided by the Act.  FSP No. 106-2 was effective for the first interim period beginning after June 15, 2004, however early adoption was allowed.  The Company has determined that most of its post-retirement health care plans that provide prescription drug benefits are actuarially equivalent to Medicare Part D based on a reasonable interpretation of what the regulations will likely require and therefore the Company would be eligible to receive the subsidy.  As a result, the Company adopted FSP No. 106-2 during the second quarter of 2004 and has recorded a reduction to the net periodic post-retirement benefit cost of $1.4 million for the year ended December 31, 2004.

In November 2004, the FASB issued Statement No. 151, “Inventory Costs – an Amendment of ARB No. 43, Chapter 4.”  Statement No. 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and spoilage, requiring these items be recognized as current-period charges.  In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities.  The provisions of Statement No. 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005.  The adoption of Statement No. 151 is expected to affect the timing of when certain manufacturing variances will be recognized in consolidated earnings.   The Company is in the process of evaluating the impact of this Statement on its overall consolidated earnings and financial position.

In December 2004, the FASB issued FSP No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004”.  FSP No. 109-2 provides guidance for reporting and disclosing certain foreign earnings that are repatriated, as defined by the Act, which was signed into law on October 22, 2004. The Act allows the Company to deduct 85% of certain qualifying foreign earnings available for repatriation to the United States during 2004 and 2005. The Company has not, thus far, elected to repatriate any foreign earnings as a result of the Act. The Act is expected to be supplemented by additional legislation in 2005, which will clarify the manner in which repatriated earnings will be taxed.  The Company has begun to evaluate the potential impact of repatriating earnings pursuant to the Act; however, until such technical corrections to the Act are enacted, the Company is not in a position to finalize its analysis. The Company expects to complete its evaluation of the potential impact of repatriating earnings during 2005 within a reasonable period of time following the enactment of the technical corrections to the Act. The range of possible amounts that the Company could consider repatriating under the Act is between zero and $340 million.  The range of income tax expense relating to amounts repatriated under the Act cannot be reasonably estimated at this time.

In December 2004, the FASB issued Statement No. 123 (revised 2004), “Share-Based Payment”, which replaces Statement No. 123, “Accounting for Stock-Based Compensation” and supercedes Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees”.  Statement No. 123 (revised 2004) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair value, beginning with the first interim or annual period after June 15, 2005.  The pro forma disclosures previously permitted under Statement No. 123 will no longer be an alternative to financial statement recognition.   Under Statement No. 123 (revised 2004), the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption.  If the Company adopts Statement No. 123 (revised 2004) for the third quarter of 2005, the Company would be required to use the modified prospective application.   Under the modified prospective application, the compensation cost for all new awards and awards modified, repurchased or cancelled after the date of adoption of this Statement, as well as the unrecognized compensation cost of unvested awards as of the date of adoption, will be recognized in earnings.  If the Company adopts Statement No. 123 (revised 2004) prior to the third quarter of 2005, the Company may apply the modified prospective application or the modified retrospective application.  The modified retrospective application may be applied to either (a) all prior years for which Statement No. 123 was effective or (b) only the prior interim periods in the year of initial adoption of Statement No. 123 (revised 2004).  The Company has not yet determined the method of adoption and is currently evaluating the requirements of Statement No. 123 (revised 2004).  The Company is in the process of determining the impact of the adoption of Statement No. 123 (revised 2004) on its consolidated earnings.

Revenue Recognition

Substantially all of the Company’s revenues are derived from the sale of products.  Approximately 94% of the Company’s revenue is recognized when risk of loss of, and title to, the product is transferred to the customer, which usually occurs at the time shipment is made. Substantially all of the Company’s products are sold FOB (“free on board”) shipping point or on an equivalent basis.  The Company’s standard terms of delivery are included on its sales invoices and order confirmation documents. The remaining 6% of revenue, which represents a substantial portion of the revenue of the polymer processing equipment reporting segment, is recognized in accordance with the completed contract method of accounting.

Customer Rebates

The Company accrues for the estimated cost of customer rebates as a reduction of sales.  Customer rebates are primarily based on customers achieving defined sales targets over a specified period of time.  The Company estimates the cost of these rebates based on the likelihood of the rebate being achieved and recognizes the cost as a deduction from sales when such sales are recognized.  Rebate programs are monitored on a regular basis and adjusted as required.  The Company’s accruals for customer rebates were $29.8 million and $27.4 million at December 31, 2004 and December 31, 2003, respectively.

Operating Costs and Expenses

Cost of products sold includes all costs incurred in manufacturing products, including raw materials, direct manufacturing costs and manufacturing overhead.  Cost of products sold also includes warehousing, distribution, engineering (other than polymer processing equipment design engineering), purchasing, customer service and environmental, health and safety functions and shipping costs for outbound product shipments.  Selling, general and administrative expenses (SG&A) include costs and expenses related to the following functions and activities: selling, advertising, polymer processing equipment design engineering, information technology, legal, provision for doubtful accounts, corporate facilities and corporate administration.  SG&A also includes accounting, finance and human resources, excluding direct support in manufacturing operations, which is included as cost of products sold.  Research and development expenses (R&D) include basic and applied research and development activities of a technical and non-routine nature.  R&D costs are expensed as incurred.  Costs of products sold, SG&A and R&D expenses exclude depreciation and amortization expenses, which are presented on a separate line in the consolidated statements of operations.

Included in cost of products sold are shipping costs of $65.6 million, $59.8 million and $53.1 million in 2004, 2003 and 2002, respectively.

Equity Investments

Included among the Company’s equity investments at December 31, 2003 were a 50 percent ownership in Gustafson LLC and a 50 percent ownership in Gustafson Partnership, which were sold on March 31, 2004.  Refer to the Divestitures footnote for further information.  The Company accounted for these investments in accordance with the equity method. The combined assets and liabilities of these two investments were $93.4 million and $38.3 million, respectively, as of December 31, 2003. The combined pre-tax income of the two investments for the first quarter ended March 31, 2004 and the years ended December 31, 2003 and 2002 were $18 million, $25.3 million and $15.6 million, respectively, of which the Company’s 50 percent share was $9 million, $12.7 million and $7.8 million, respectively.

Allowance for Doubtful Accounts

Included in accounts receivable are allowances for doubtful accounts in the amount of $22.3 million in 2004 and $17.8 million in 2003.

Inventory Valuation

Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

Property, Plant and Equipment

Property, plant and equipment are carried at cost, less accumulated depreciation.  Depreciation expense ($101.3 million in 2004, $94.5 million in 2003 and $92.8 million in 2002) is computed on the straight-line method using the following ranges of asset lives: land improvements 3 to 20 years; buildings and improvements 10 to 40 years; machinery and equipment 10 to 25 years; information systems equipment 5 to 10 years; and furniture, fixtures and other 3 to 10 years.

Renewals and improvements that extend the useful lives of the assets are capitalized.  Capitalized leased assets and leasehold improvements are depreciated over the shorter of their useful lives or the remaining lease term.  Expenditures for maintenance and repairs are charged to expense as incurred.

Intangible Assets

Patents, trademarks and other intangibles are being amortized principally on a straight-line basis using the following ranges for their estimated useful lives: patents 10 to 15 years; trademarks 10 to 40 years; and other intangibles primarily 5 to 19 years.  Further information is provided in the Goodwill and Intangible Assets footnote included herein.

Recoverability of Long-Lived Assets and Goodwill

The Company evaluates the recoverability of the carrying value of its long-lived assets, excluding goodwill, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Under such circumstances, the Company assesses whether the projected undiscounted cash flows of its businesses are sufficient to recover the existing unamortized cost of its long-lived assets.  If the undiscounted projected cash flows are not sufficient, the Company calculates the impairment amount by discounting the projected cash flows using its weighted-average cost of capital.  The amount of the impairment is written-off against earnings in the period in which the impairment is determined.

The Company evaluates the recoverability of the carrying value of goodwill on an annual basis as of July 31, or sooner if events occur or circumstances change, in accordance with FASB Statement No. 142, “Goodwill and Other Intangible Assets.”  See the Goodwill and Intangible Assets footnote included herein for further details.

Environmental Liabilities

Accruals for environmental remediation, and operation and management costs directly related to remediation, are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated based on current laws and existing technologies.  Each quarter, the Company evaluates and reviews estimates for future remediation and related costs to determine appropriate environmental reserve amounts.  At

December 31, 2004, environmental liabilities of $24.3 million have been included in accrued expenses and $90.2 million have been included in other liabilities.  At December 31, 2003, environmental liabilities of $17.2 million have been included in accrued expenses and $103.5 million have been included in other liabilities. See the Contingencies and Environmental Matters footnote included herein for further details.

Stock-Based Compensation

As permitted under FASB Statement No. 123, “Accounting for Stock-Based Compensation” and Statement No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure,” the Company elected to continue its historical method of accounting for stock-based compensation in accordance with APB Opinion (APB) No. 25, “Accounting for Stock Issued to Employees” for all periods presented.  Under APB No. 25, compensation expense for fixed plans is recognized based on the difference between the exercise price and the stock price on the date of grant. Since the Company’s fixed-plan awards have been granted with an exercise price equal to the stock price on the date of grant, no compensation expense has been recognized in the consolidated statements of operations for these awards. However, compensation expense has been recognized for the restricted awards under the Company’s long-term incentive programs in accordance with the provisions of APB No. 25, which would be unchanged under FASB Statements No. 123 and No. 148. The following table illustrates the effect on net earnings (loss) and earnings (loss) per share if the Company had applied the fair value recognition provisions of Statements No. 123 and No. 148 to all stock-based employee compensation awards:

(In thousands, except per share data)	2004	2003	2002

Net earnings (loss), as reported	$(34,590)	$18,954	$(283,507)
Stock-based employee compensation expense (income) included in net earnings (loss), net of tax	3,223	(1,359)	4,944
Total stock-based employee compensation determined under fair value based accounting method for all awards, net of tax	(6,302)	(2,770)	(10,863)
Pro forma net earnings (loss)	$(37,669)	$14,825	$(289,426)

Earnings (loss) per share:
Basic and diluted - as reported	$(0.30)	$0.17	$(2.50)
Basic and diluted - pro forma	$(0.33)	$0.13	$(2.55)

Financial and Derivative Instruments

Financial and derivative instruments are presented in the accompanying consolidated financial statements at either cost or fair value as required by accounting principles generally accepted in the United States of America.  Further information is provided in the Derivative Instruments and Hedging Activities and Financial Instruments footnotes included herein.

Translation of Foreign Currencies

Balance sheet accounts denominated in foreign currencies are translated at the current rate of exchange as of the balance sheet date, while revenues and expenses are translated at average rates of exchange during the periods presented.  The cumulative foreign currency adjustments resulting from such translation are included in accumulated other comprehensive loss.

Statements of Cash Flows

Cash includes bank term deposits with original maturities of three months or less. Cash payments included interest payments of $62.4 million in 2004, $95.8 million in 2003 and $105.4 million in 2002. Cash payments also included net income tax payments of $26.8 million and $21.4 million in 2004 and 2003, respectively, and net income tax refunds of $26.4 million in 2002.  The net income tax refund in 2002 included a $50 million federal income tax refund resulting from a change in tax legislation.  Included in the Company’s cash balance at December 31, 2004 and 2003, is approximately $20 million and $13 million, respectively, of restricted cash that is required to be on deposit to support certain letters of credit and performance guarantees, the majority of which will be settled within one year.

RECLASSIFICATIONS

Certain reclassifications have been made to the consolidated statements of operations for all periods presented, including the reclassification of shipping costs from SG&A to cost of products sold to provide comparability to other entities in the Company’s business sector.

FACILITY CLOSURES, SEVERANCE AND RELATED COSTS

During the first quarter of 2004, the Company appointed a new President and CEO, and the former Chairman, President and CEO; Senior Vice President and CFO; and certain other executives elected to retire.  As a result of this reorganization, the Company completed the separation agreements for the former Chairman, President and CEO, Senior Vice President and CFO, and other executives and recorded a pre-tax charge of $2.8 million for severance and related costs in 2004.  Such costs are included in facility closures, severance and related costs in the consolidated statements of operations.  Payments and non-cash activity related to this charge were $1.1 million during the third and fourth quarters of 2004.  The remaining reserve balance at December 31, 2004 was $1.7 million.

The Company has also completed an activity-based restructuring initiative in 2004 intended to structure the Company’s operations in a more efficient and cost effective manner.  On June 29, 2004, the Company offered a voluntary severance program to certain U.S. based employees intended to facilitate the implementation of the activity-based restructuring initiative by decreasing the number of involuntary separations that may have otherwise been required once the organizational design phase of the initiative was completed.  As a result of the voluntary program, 137 U.S. based employees voluntarily elected to terminate their employment.  In addition, the Company is in the process of involuntarily terminating approximately 500 worldwide employees as a result of the activity-based restructuring initiative.  During 2004, the Company recorded pre-tax charges of $54 million for facility closures, severance and related costs. This charge is summarized as follows:

(In thousands)	Severance and Related Costs (a)	Asset Write-offs (b)	Other Facility Closure Costs (c)	Total
2004 charge:
Continuing operations	$50,556	$138	$3,030	$53,724
Discontinued operations	306	—	—	306
Cash payments	(9,061)	—	(1,439)	(10,500)
Non-cash charges	(1,748)	(138)	—	(1,886)
Balance at December 31, 2004	$40,053	$—	$1,591	$41,644

(a)          Includes domestic and international severance, benefits and related pension curtailments.

(b)         Includes asset write-offs related to sites closed as a result of the activity-based initiative.

(c)          Includes consulting costs that have been incurred, which were directly related to developing and implementing the activity-based restructuring initiative, and other contractual obligations related to closed sites.

During the fourth quarter of 2004, the Enenco joint venture, in which the Company owns a 50 percent interest, closed its manufacturing facility in Memphis, TN.  As a result of the closure, the Company recorded a pre-tax charge of $4.6 million, which includes $2.3 million related to the write-off of the Company’s investment in affiliate, $1.8 million for environmental decommissioning and demolition costs and $0.5 million for other closure related costs.

In July 2003, the Company announced a cost reduction program to eliminate, at a minimum, overhead expenses previously absorbed by the OrganoSilicones business.  In order to achieve this goal, the Company expected to reduce its global workforce by approximately 375 positions, of which approximately 368 positions had been eliminated as of December 31, 2004.  The Company recorded pre-tax charges of $0.6 million and $14 million for facility closures, severance and related costs in the consolidated statements of operations in 2004 and 2003, respectively.  A summary of these charges is as follows:

(In thousands)	Severance and Related Costs	Asset Write-offs	Other Facility Closure Costs	Total

2003 charge:
Continuing operations	$10,006	$396	$988	$11,390
Discontinued operations	2,579	—	—	2,579
Cash payments	(2,859)	—	(383)	(3,242)
Non-cash charges	—	(396)	—	(396)
Balance at December 31, 2003	9,726	—	605	10,331
2004 charge	558	—	7	565
Cash payments	(8,596)	—	(529)	(9,125)
Balance at December 31, 2004	$1,688	$—	$83	$1,771

As a result of the cost reduction initiative that began in 2001 and the relocation of the Company’s headquarters from Greenwich, CT to Middlebury, CT that began in 2002, the Company recorded pre-tax charges for facility closures, severance and related costs from continuing operations of $5.6 million and $17.4 million, in 2003 and 2002, respectively, and recorded a pre-tax credit for facility closures, severance and related costs of $0.9 million in 2004 to adjust for reserves no longer deemed necessary.  The related reserve activity is summarized as follows:

(In thousands)	Severance and Related Costs (d)	Asset Write-offs and Impairments (e)	Other Facility Closure Costs (f)	Total

Balance at December 31, 2001	$30,234	$—	$10,832	$41,066
2002 charge:
Continuing operations	7,211	4,918	5,240	17,369
Discontinued operations	4,256	—	1,092	5,348
Cash payments	(16,480)	—	(6,285)	(22,765)
Non-cash charges	(988)	(4,918)	459	(5,447)
Balance at December 31, 2002	24,233	—	11,338	35,571
2003 charge:
Continuing operations	2,711	183	2,697	5,591
Discontinued operations	15	—	15	30
Cash payments	(17,457)	—	(9,695)	(27,152)
Non-cash charges	(1,110)	(183)	(280)	(1,573)
Balance at December 31, 2003	8,392	—	4,075	12,467
2004 charge	(1,492)	559	14	(919)
Cash payments	(5,474)	—	(2,537)	(8,011)
Non-cash charges	(370)	(559)	—	(929)
Balance at December 31, 2004	$1,056	$—	$1,552	$2,608

(d)         Includes severance at various sites, including severance resulting from the corporate relocation, and pension curtailments related to closed sites.

(e)          Includes primarily asset write-offs related to closed sites and the write-down of an equity investment relating to the impairment of assets of an affiliate.

(f)            Includes primarily demolition, decontamination and decommissioning costs and inventory charges related to closed sites.

In addition, during the first quarter of 2004, the Company completed the sale of its manufacturing facility in Freeport, Grand Bahama Island and recorded a $2.1 million pre-tax facility closure charge primarily for asset write-offs.

Effective January 1, 2003, the Company adopted the provisions of FASB Statement No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.”  Statement No. 146 requires companies to record exit or disposal costs when they are incurred and to initially measure these costs at fair value.  Statement No. 146 also requires that recorded liabilities be adjusted in future periods to reflect changes in timing or estimated cash flows.  The provisions of Statement No. 146 are effective for exit or disposal activities initiated after December 31, 2002.  The adoption of Statement No. 146 has not had a material impact on the Company’s accounting for facility closures, severance and related costs as of December 31, 2004.

The Company’s accruals for facility closures, severance and related costs are included in accrued expenses in its consolidated balance sheets.

DISCONTINUED OPERATIONS

Refined Products

On March 18, 2005, the Company announced that it entered into a definitive agreement to sell certain assets and assign certain liabilities of its Refined Products business to Sun Capital Partners Group, Inc. (Sun) for $80 million.   The consideration that the Company will receive is subject to adjustment based on the change in certain transferred assets and liabilities of the Refined Products business between December 31, 2004 and the closing date, and to adjustments for retained accounts receivables and accounts payables.  The Company currently expects that these adjustments will reduce the proceeds by approximately $20 to $25 million.  The transaction is subject to regulatory approval and is expected to close during the second quarter of 2005.  At closing, the Company will also pre-pay a portion of the manufacturing costs for certain petroleum additives products that will be tolled for the Company by Sun.

The agreement contemplates the sale of assets and assignment of liabilities with estimated carrying amounts as follows:

(In thousands)	December 31, 2004	December 31, 2003

Inventory	$44,298	$36,530
Other current assets	1,716	3,250
Property, plant and equipment, net	39,604	41,822
Other assets	11,634	12,748
Total assets held for sale	$97,252	$94,350

Accounts payable	$3,015	$1,576
Accrued expenses	3,452	3,262
Total liabilities held for sale	$6,467	$4,838

The revenues, operating profit and pre-tax earnings from discontinued operations for all periods presented are as follows:

(In thousands)	2004	2003	2002

Net sales	$264,531	$243,245	$228,910

Pre-tax earnings (loss) from discontinued operations	$8,348	$(1,831)	$6,648
Income taxes (benefit)	3,121	(814)	2,451
Earnings (loss) from discontinued operations	$5,227	$(1,017)	$4,197

The Company believes that this transaction will result in the recognition of a gain upon the closing of this transaction.

OrganoSilicones

On July 31, 2003, the Company sold certain assets and assigned certain liabilities of its OrganoSilicones business unit to the Specialty Materials division of GE and acquired GE’s Specialty Chemicals business.  The transaction resulted in a gain of $111.7 million (net of income taxes of $175.3 million).   The Company received net cash proceeds in 2003 of $633.4 million, which included proceeds from the sale of $643.1 milion, proceeds from its first quarterly earn-out payment of $8.75 million, less certain transaction-related fees of $18.4 million.  In addition, the Company acquired GE’s Specialty Chemicals business valued at $160 million.  The Company will continue to receive quarterly earn-out payments through September of 2006 based on the combined performance of GE’s existing Silicones business and the OrganoSilicones business that GE acquired from the Company.  The total of such payments will be a minimum of $105 million and a maximum of $250 million.  The minimum earn-out of $105 million was accrued for as part of the gain on the sale of the business.  In addition to the earn-out proceeds received in 2003, the Company received a total of $40.3 million of earn-out proceeds during the year ended December 31, 2004, of which $35 million represented the minimum earn-out proceeds and $5.3 million represented additional earn-out proceeds related to the combined performance of GE’s existing Silicones business and the OrganoSilicones business for the second and third quarters of 2004.  The additional earn-out proceeds have not been recognized in earnings, as the recognition of this additional gain is contingent upon the continued favorable future performance of GE’s Silicones business through September 2006.   During the third quarter of 2004, the Company and GE settled various purchase price adjustments, previously accrued for in the July 2003 gain on sale of discontinued operations, which resulted in a $14 million payment to GE.  As a result of this settlement, the adjustment of indemnification and certain other reserves and the resolution of certain tax matters related to the transaction, the Company recorded a $2.1 million (after-tax) gain on sale of discontinued operations in the third quarter of 2004.

The Company used the 2003 proceeds from this transaction primarily to reduce indebtedness.  On July 31, 2003, the Company reduced the borrowings under its domestic credit facility from $294 million to zero and in August of 2003, the Company repurchased $250 million of its 8.5% notes and repaid the $61.3 million balance of its EURIBOR based bank loans.

The sales and earnings from discontinued operations for all applicable periods are as follows:

(In thousands)	2003	2002

Net sales	$273,387	$456,601

Pre-tax earnings from discontinued operations	$35,278	$63,634
Income taxes	(8,964)	(12,714)
Earnings from discontinued operations	$26,314	$50,920

The Company’s consolidated statement of operations for the year ended December 31, 2003 reflects the results of operations of the acquired GE Specialty Chemicals business for the months of August through December 2003.  The $160 million purchase price was allocated to the assets acquired and liabilities assumed based on the fair value of such assets and liabilities.  The Company engaged an independent appraiser to determine the fair value of certain assets.  As a result of the independent valuation that was performed, certain adjustments were made to the purchase price allocation subsequent to the date of acquisition through July 31, 2004.  The final purchase price allocation as of July 31, 2004 is as follows:

(In thousands)	Purchase Price Allocation
Accounts receivable	$15,487
Inventory	28,568
Other current assets	1,670
Property, plant and equipment, net	50,336
Cost in excess of acquired net assets (goodwill)	42,491
Other assets	43,691
Accounts payable and accrued expenses	(16,743)
Post-retirement health care liability	(5,500)
Total purchase price	$160,000

PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

The following pro forma results of operations for the years ended December 31, 2003 and 2002 assume the divestiture of the OrganoSilicones business unit and the acquisition of the GE Specialty Chemicals business had been consummated as of the beginning of each respective period:

(In thousands, except per share data)	2003	2002
Net sales	$2,276,962	$2,259,219
Earnings (loss) from continuing operations before cumulative effect of accounting change	$(101,854)	$2,424
Net earnings (loss) (a)	$9,437	$(296,557)

Basic earnings (loss) per common share:
Earnings (loss) before cumulative effect of accounting change	$(0.91)	$0.02
Net earnings (loss)	$0.08	$(2.61)

(In thousands, except per share data)	2003	2002
Diluted earnings (loss) per common share:
Earnings (loss) before cumulative effect of accounting change	$(0.91)	$0.02
Net earnings (loss)	$0.08	$(2.56)

Weighted average shares outstanding:
Basic	112,531	113,568
Diluted	112,531	115,656

(a)          The pro forma net earnings (loss) for the year ended December 31, 2003 includes a gain on the sale of discontinued operations of $111,692.  In addition, the pro forma net earnings (loss) for the years ended December 31, 2003 and 2002 include charges for cumulative effect of accounting changes of $401 and $298,981, respectively.

The pro forma information above has been prepared for comparative purposes only and does not purport to be indicative of the results of operations that would have occurred had the divestiture of the OrganoSilicones business unit and the acquisition of the GE Specialty Chemicals business been consummated at the beginning of the respective periods.

DIVESTITURES

On March 22, 2004, the Company entered into an agreement with Bayer CropScience LP in the U.S. and Bayer CropScience Inc. in Canada to sell its 50 percent interest in the Gustafson seed treatment joint venture for $128.9 million, of which $122 million was received in the first quarter of 2004, a deferred payment of $4.9 million was received in the third quarter of 2004, and $2 million was contingent upon a licensing consent and the execution of a related supply agreement.  The transaction closed on March 31, 2004 and resulted in a pre-tax gain of $90.9 million in the first quarter of 2004 included in other (income) expense, net.  The licensing consent and related supply agreement were finalized in December 2004 and resulted in an additional pre-tax gain of $2 million in the fourth quarter of 2004, which the Company expects to receive in the first quarter of 2005.

In June 2002, the Company sold its industrial specialties business unit (excluding retained accounts receivable and accounts payable valued at approximately $10 million) for $95 million, including cash proceeds of $80 million and a note receivable of $15 million due February 2003.  The note receivable, net of adjustments made to the value of certain assets sold, was paid by the buyer.  The industrial specialties assets sold consisted of inventory of $24.9 million, property, plant and equipment, net, of $80.2 million and intangible assets of $2 million.  In addition, other assets (primarily intangible assets) of $11.5 million were written off.  After transaction fees and related costs, the Company recorded a pre-tax loss of $34.7 million in 2002 (included in other expense, net).  During the fourth quarter of 2003, the Company resolved certain transaction-related matters with the buyer and accordingly recorded a $2.6 million credit adjustment to the pre-tax loss in other (income) expense, net.  Prior to the sale, the industrial specialties business unit was included in the Other reporting segment.

MERGER ACCRUALS

On September 1, 1999, Crompton and Knowles Corporation (C&K) merged with Witco Corporation (Witco) in a tax-free stock-for-stock merger (the “Merger”).  As a result of the Merger, the Company recorded various merger related accruals in 1999 as a component of cost in excess of acquired net assets (goodwill).  The changes to these accruals for the periods presented in the Company’s consolidated financial statements are as follows:

(In thousands)	Severance and Related Costs	Other Merger Related Costs	Total
Balance at December 31, 2001	$13,676	$3,908	$17,584
Cash payments	(764)	(1,226)	(1,990)
Non-cash charges	—	(157)	(157)
Reserve adjustment (a)	(12,571)	(536)	(13,107)
Balance at December 31, 2002	341	1,989	2,330
Cash payments	(115)	(283)	(398)
Reserve adjustment (a)	—	(797)	(797)
Balance at December 31, 2003	226	909	1,135
Cash payments	(112)	(54)	(166)
Reserve adjustment (a)	—	(60)	(60)
Balance at December 31, 2004	$114	$795	$909

(a)          Represents the reversal of reserves no longer deemed necessary, of which $12.6 million in 2002 was a reduction of goodwill.

ACCOUNTS RECEIVABLE PROGRAMS

On April 15, 2004, the Company amended its receivables sale agreement to reduce its domestic accounts receivable securitization program from $150 million to $115 million.  In connection with the Refinancing transaction in August 2004 (see the Indebtedness and Refinancing note included herein), the Company amended its domestic accounts receivable securitization program to provide three years of funding for up to $125 million of domestic receivables.  At December 31, 2004, $95 million of domestic accounts receivable had been sold under this program at an average cost of approximately 2.83%. At December 31, 2003, $106.1 million had been sold under this program at an average cost of approximately 1.89%.  In addition, the Company’s European subsidiaries have a separate program to sell up to approximately $137 million of their eligible accounts receivable to agent banks.  At December 31, 2004, $94.9 million of international accounts receivable had been sold at an average cost of approximately 6%.  At December 31, 2003, $93.3 million of international accounts receivable had been sold at an average cost of approximately 5.23%.  The total costs associated with these programs of $9.9 million, $7.8 million and $9.1 million for the years ended December 31, 2004, 2003 and 2002, respectively, are included in other (income) expense, net in the consolidated statements of operations.

Under the domestic program, certain subsidiaries of the Company sell their accounts receivable to a special purpose entity (SPE) that has been created as a separate legal entity for the purpose of acquiring such receivables and selling an undivided interest therein to agent banks. In accordance with the domestic sale agreement, the agent banks purchase an undivided ownership interest in the accounts receivable owned by the SPE. The amount of such undivided ownership interest will vary based on the level of eligible accounts receivable as defined in the agreement. In addition, the agent banks retain a security interest in all of the receivables owned by the SPE, which was $66.3 million and $43.3 million as of December 31, 2004 and 2003, respectively. The balance of the unsold receivables owned by the SPE is included in the Company’s accounts receivable balance on the consolidated balance sheet. Under the international program, certain foreign subsidiaries of the Company sell eligible accounts receivable directly to agent banks. During the period, the Company had an obligation to service the accounts receivable sold under its domestic and international programs.  The Company has treated the transfer of receivables under its domestic and international receivable programs as a sale of accounts receivable.

INVENTORIES

(In thousands)	2004	2003
Finished goods	$271,142	$270,019
Work in process	31,883	19,941
Raw materials and supplies	80,610	63,709
	$383,635	$353,669

PROPERTY, PLANT AND EQUIPMENT

(In thousands)	2004	2003
Land and improvements	$47,080	$46,664
Buildings and improvements	228,319	226,334
Machinery and equipment	1,054,964	1,032,153
Information systems equipment	125,155	116,640
Furniture, fixtures and other	24,362	24,720
Construction in progress	50,607	77,370
	1,530,487	1,523,881
Less accumulated depreciation	835,562	791,091
	$694,925	$732,790

GOODWILL AND INTANGIBLE ASSETS

Effective January 1, 2002, the Company adopted FASB Statement No. 141, “Business Combinations” and FASB Statement No. 142, “Goodwill and Other Intangible Assets.”  Statement No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method of accounting.  It also specifies criteria that must be met for intangible assets acquired in a purchase combination to be recognized apart from goodwill.  Statement No. 142 requires that the useful lives of all existing intangible assets be reviewed and adjusted if necessary.  It also requires that goodwill and intangible assets with indefinite lives no longer be amortized, but rather be tested for impairment at least annually.  Other intangible assets will continue to be amortized over their useful lives and reviewed for impairment in accordance with FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”  In accordance with Statement No. 142, the Company discontinued the amortization of goodwill effective January 1, 2002.

The Company’s intangible assets (excluding goodwill) are included in other assets on the consolidated balance sheets and comprise the following:

	December 31, 2004		December 31, 2003
(In thousands)	Gross Cost	Accumulated Amortization	Gross Cost	Accumulated Amortization
Patents	$69,358	$(23,936)	$59,836	$(18,278)
Trademarks	82,516	(35,608)	81,032	(31,048)
Other	66,137	(30,673)	75,465	(33,218)
	$218,011	$(90,217)	$216,333	$(82,544)

The gross cost of the Company’s intangible assets increased $1.7 million during 2004 primarily due to the capitalization of fees associated with the renewal of patents, trademarks and registrations of $9.8 million and higher foreign currency translation of $1.9 million, largely offset by the retirement of $10 million of fully amortized assets.

Amortization expense related to intangible assets (excluding goodwill) amounted to $16.9 million in 2004, $13.3 million in 2003 and $10.4 in 2002.  Estimated amortization expense for the next five fiscal years is as follows: $15.8 million (2005); $15.6 million (2006); $15.5 million (2007); $15.1 million (2008); and $13 million (2009).

Goodwill by reportable segment is as follows:

(In thousands)	December 31, 2004	December 31, 2003
Polymer Products
Polymer Additives	$298,317	$310,785
Polymers	17,299	17,299
Polymer Processing Equipment	36,210	34,637
	351,826	362,721
Specialty Products
Crop Protection	56,149	55,886
	$407,975	$418,607

During 2004, goodwill decreased $10.6 million primarily due to the reversal of $14.5 million of Polymer Additives goodwill associated with the Witco acquisition, partially offset by higher foreign currency translation of $3.9 million.  The $14.5 million adjustment to Polymer Additives goodwill related to the reversal of certain pre-merger tax related reserves that were no longer deemed necessary.

In 2003, the goodwill associated with the OrganoSilicones business was written off as part of the gain on sale of discontinued operations.  All of the goodwill associated with the acquisition of the GE Specialty Chemicals business is deductible for tax purposes.

During the first quarter of 2002, in accordance with the goodwill impairment provisions of Statement No. 142, the Company allocated its assets and liabilities, including goodwill, to its reporting units.  During the second quarter of 2002, the Company completed its reporting unit fair value calculations by discounting the projected cash flows of each of its reporting units using its weighted-average cost of capital.  As a result, the Company recorded a charge of $299 million, or $2.63 per share, retroactive to January 1, 2002. The charge is reflected in 2002 as a cumulative effect of accounting change.  Of the $299 million charge, $84 million relates to the divested industrial specialties business and represents 100 percent of the goodwill attributed to that business.  A further $65 million relates to 100 percent of the goodwill attributed to the refined products business and the remaining $150 million of the charge represents 43 percent of the goodwill attributed to the plastic additives business.

The Company has elected to perform its annual goodwill impairment procedures for all of its reporting units as of July 31.  During the third quarter of 2004, the Company updated its carrying value calculations and fair value estimates for each of its reporting units as of July 31, 2004.  Based on the comparison of the carrying values to the estimated fair values, the Company has concluded that no additional goodwill impairment exists.  The Company will update its review as of July 31, 2005, or sooner, if events occur or circumstances change that could reduce the fair value of a reporting unit below its carrying value.

LEASES

At December 31, 2004, minimum rental commitments under non-cancelable operating leases, net of sublease income, amounted to $16.5 million (2005), $12.1 million (2006), $9.8 million (2007), $9.7 million (2008), $9.0 million (2009) and $29.6 million (2010 and thereafter). Rental expenses under operating leases were $18.7 million (2004), $22.8 million (2003) and $26.2 million (2002).

Future minimum lease payments under capital leases at December 31, 2004 were not significant.

Real estate taxes, insurance and maintenance expenses generally are obligations of the Company, and accordingly, are not included as part of rental payments.  It is expected that in the normal course of business, leases that expire will be renewed or replaced by similar leases.

INDEBTEDNESS AND REFINANCING

The Company’s long-term debt instruments are recorded at face value, net of unamortized discounts.  Such discounts will be amortized to interest expense over the life of the related debt instruments.  The Company’s long-term debt is summarized as follows:

Long-Term Debt

(In thousands)	2004	2003

9.875% Senior Notes due 2012, net of unamortized discount of $2,384 in 2004 with an effective interest rate of 9.96%	$372,616	$—
Senior Floating Rate Notes due 2010	225,000	—
6.875% Debentures due 2026, net of unamortized discount of $22,210 in 2004 and $23,265 in 2003, with an effective interest rate of 7.58%	127,790	126,735
7.75% Debentures due 2023, net of unamortized discount of $1,333 in 2004 and $1,405 in 2003, with an effective interest rate of 7.82%	108,667	108,595
6.125% Notes due 2006, net of unamortized discount of $172 in 2004 and $4,966 in 2003, with an effective interest rate of 7.72%	9,822	145,034
8.50% Notes due 2005, net of unamortized discount of $850 in 2003, with an effective interest rate of 8.71%	—	349,150
Other	18,356	24,504
	$862,251	$754,018

On August 16, 2004, the Company completed a multipart refinancing program (the “Refinancing”) totaling $945 million.  The Refinancing included $600 million aggregate principal amount of privately offered senior notes (the “New Senior Notes”).  The New Senior Notes are a combination of $375 million aggregate principal amount of 9 7/8% Senior Notes due 2012 (with a yield to maturity of 9.96%), and $225 million aggregate principal amount of Libor plus 5.75% Senior Floating Rate Notes due 2010 (with the interest rate resetting quarterly).  The Company has also replaced its domestic credit facility with a new five-year $220 million credit facility consisting of a $120 million revolving credit facility and a $100 million pre-funded letter of credit facility.   Also as a part of the Refinancing, the Company amended its domestic accounts receivable securitization program to provide three-years of funding for up to $125 million of domestic accounts receivable, which represents an increase of $10 million from the Company’s previous ability to sell up to $115 million of domestic accounts receivable (see the Accounts Receivable Programs footnote for additional details).  On October 8, 2004, the Company filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (SEC) relating to a proposed offer to exchange the New Senior Notes for new notes having the same terms as the New Senior Notes that have been registered with the SEC.   This Registration Statement became effective on January 21, 2005.  There were no outstanding borrowings under the Company’s new revolving domestic credit facility at December 31, 2004 and $63.1 million of the pre-funded letter of credit facility was utilized at December 31, 2004.

The Company used approximately $551.5 million of the Refinancing proceeds to repay $46.5 million of outstanding borrowings under its previously existing domestic credit facility and to retire all of its outstanding $350 million aggregate principal amount of 8.5% Senior Notes due 2005 and $140 million of its $150 million aggregate principal amount of 6.125% Senior Notes due 2006 (collectively the “Notes”).  The purchase price to tender $261.3 million of the 8.5% Senior Notes was $1,025.88 per $1,000 principal amount, the purchase price to call the remaining $88.7 million of the 8.5% Senior Notes was $1,032.07 per $1,000 principal amount, and the purchase price to tender $140 million of the 6.125% Senior Notes was $1,038.35 per $1,000 principal amount. The Company also paid a consent payment of $10.00 per $1,000 principal amount of each series of Notes to certain tendering holders of the Notes, which amounted to $4 million.  In addition, the Company paid $14 million of accrued and unpaid interest on validly tendered Notes and approximately $23.1 million of issuance costs related to the New Senior Notes and new credit facility.

As a result of the tendering of the Notes, the Company recorded a loss on early extinguishment of debt of $20.1 million during the third quarter of 2004.  The loss primarily includes the premiums paid to repurchase the Notes of $15.1 million, the consent payments of $4 million and the write-off of the unamortized discount and deferred costs related to the Notes of $1 million.

On April 1, 2003, the Company utilized its domestic credit facility to repay its $165 million of 6.6% notes due in 2003.  On July 31, 2003, the Company completed its transaction with GE and used the proceeds from this transaction primarily to reduce indebtedness. On July 31, 2003, the Company reduced the borrowings under its domestic credit facility from $294 million to zero. In August of 2003, the Company repaid the $61.3 million balance of its EURIBOR-based bank loans and repurchased $250 million of its 8.5% notes. As a result of the repurchase of the 8.5% notes, the Company recorded a loss on early extinguishment of debt of $24.7 million.  Included in this loss is a premium of $23.8 million and a write-off of $0.9 million related to the unamortized discount and debt issuance costs related to the repurchased notes.

Credit Facilities

At December 31, 2004, the Company had a $220 million five-year domestic credit facility available through August 2009 consisting of a $120 million revolving credit facility and a $100 million pre-funded letter of credit facility, which resulted from the Refinancing and replaced its previous credit facility.  At December 31, 2003, the Company had a $300 million credit facility, which was due to expire in October 2004.  Borrowings are at various rate options determined on the date of borrowing.  In addition, the Company must pay a commitment fee of 0.50% on the unused amount of the new revolving credit facility as well as a facility fee of 3.1% on the pre-funded letters of credit. The facility fee on the old revolving credit facility was 0.50% on the aggregate amount of borrowings at December 31, 2003. At December 31, 2004, there were no borrowings under the Company’s new revolving domestic credit facility. At December 31, 2003, borrowings under the old credit facility were $57 million with a weighted-average interest rate of 3.57%. Due to the October 2004 maturity date, borrowings under this facility were classified as short-term at December 31, 2003.

The Company also has arrangements with various banks for lines of credit for its international subsidiaries aggregating $18.4 million in 2004 and $26.3 million in 2003, of which $3.9 million (at 4.8%) and $3.7 million (at 4.9%) were outstanding at December 31, 2004 and 2003, respectively.

Debt Covenants

The Company’s various debt agreements contain covenants that limit its ability to enter into certain transactions, such as incurring additional indebtedness, increasing the Company’s dividends, and entering into acquisitions, dispositions and joint ventures.  The Company is required to report compliance with certain financial covenants to its lenders on a quarterly basis.  Under these covenants, the Company is required to maintain a leverage ratio (adjusted total debt to adjusted earnings before interest, taxes, depreciation and amortization (“Bank EBITDA”), with adjustments to both debt and earnings being made in accordance with the terms of the domestic credit facility agreement) and an interest coverage ratio (Bank EBITDA to interest expense as defined in the domestic credit facility agreement).  The Company was in compliance with the covenants of its various debt agreements at December 31, 2004.  The Company’s five-year domestic credit facility agreement has been filed as an exhibit to the Company’s filings with the Securities and Exchange Commission.

Maturities

At December 31, 2004, the scheduled maturities of long-term debt during the next five fiscal years are: 2005 - $0; 2006 - $10.3 million; 2007 - $0.2 million; 2008 - $0; and 2009 - $0.

INCOME TAXES

The components of earnings (loss) from continuing operations before income taxes and cumulative effect of accounting change, and the provision for income taxes (benefit) are as follows:

(In thousands)	2004	2003	2002
Pre-tax Earnings (Loss) from Continuing Operations:
Domestic	$(197,962)	$(245,823)	$(153,939)
Foreign	106,215	92,901	92,942
	$(91,747)	$(152,922)	$(60,997)

Income Taxes (Benefit):
Domestic
Current	$(35,332)	$2,524	$(1,749)
Deferred	(36,514)	(74,250)	(56,768)
	(71,846)	(71,726)	(58,517)

(In thousands)	2004	2003	2002

Foreign
Current	32,782	46,323	32,874
Deferred	(10,724)	(9,885)	4,289
	22,058	36,438	37,163
Total
Current	(2,550)	48,847	31,125
Deferred	(47,238)	(84,135)	(52,479)
	$(49,788)	$(35,288)	$(21,354)

The provision (benefit) for income taxes from continuing operations differs from the Federal statutory rate for the following reasons:

(In thousands)	2004	2003	2002
Income tax benefit at statutory rate	$(32,112)	$(53,524)	$(21,349)
Antitrust fines	—	15,816	—
Antitrust legal settlements	22,893	—	—
Foreign income tax rate differential	703	5,637	(375)
State income taxes, net of federal benefit	(8,028)	(7,277)	(4,519)
Tax audit settlements	(37,498)	—	(900)
Impact of valuation allowance	1,131	(1,714)	5,008
Exclusions and foreign income subject to U.S. taxation	8,232	2,696	23
Non-deductible items	606	4,811	758
Adjustments to accruals	(2,501)	—	—
Other, net	(3,214)	(1,733)	—
Actual income tax benefit	$(49,788)	$(35,288)	$(21,354)

Provisions have been made for deferred taxes based on differences between the financial statement and the tax basis of assets and liabilities using currently enacted tax rates and regulations. The components of the net deferred tax assets and liabilities from continuing operations are as follows:

(In thousands)	2004	2003
Deferred tax assets:
Pension and other post-retirement liabilities	$161,735	$172,026
Net operating loss and tax carryforwards	193,747	126,325
Accruals for environmental remediation	41,666	44,993
Other accruals	63,395	50,311
Inventories and other	21,720	25,077
Intangibles	7,015	(5,380)
Deferred tax liabilities:
Property, plant and equipment	(79,191)	(40,493)
Earn-out receivable	(22,819)	(35,786)
Foreign basis differential	(35,698)	(35,698)
Financial instruments	(9,332)	(11,793)
Other	(9,857)	(12,468)
Net deferred tax asset before valuation allowance	332,381	277,114
Valuation allowance	(34,598)	(33,467)
Net deferred tax asset after valuation allowance	$297,783	$243,647

Net deferred taxes of $59.7 million and $64.9 million are included in other current assets and $238.1 million and $178.8 million are included in other assets in 2004 and 2003, respectively.  A valuation reserve has been provided for deferred tax assets where it is more likely than not these assets will expire before the Company is able to realize their benefit, or where the future benefit is uncertain.  While realization is not assured, management believes that it is more likely than not that the deferred tax assets, net of valuation allowance, will be realized.

For comparative purposes, the components of deferred tax assets and liabilities at December 31, 2003 have been revised to reflect an increase in state net operating loss carryforwards offset by a corresponding increase in the valuation allowance, as well as other reclassifications.

At December 31, 2004, the Company had total federal, state, and foreign net operating loss (NOL) carryforwards of $318.4 million, $535.6 million, and $31.6 million respectively.  The tax benefits of these NOL’s have been offset by state and foreign valuation allowances of $20.6 million and $7.1 million respectively.  Approximately $5.1 million of subsequently utilized foreign NOL tax benefits would be a reduction to goodwill if realized.  The Company also has federal, state, and foreign tax credits of $8.1 million, $3.9 million, and $3.7 million, respectively, offset by federal and state valuation allowances of $0.2 million and $1.2 million, respectively.

At December 31, 2003, the Company had total federal, state, and foreign net operating loss (NOL) carryforwards of $203.5 million, $468.3 million, and $27.7 million respectively.  The tax benefits of these NOL’s have been offset by state and foreign valuation allowances of $18.7 million and $9.2 million respectively.  Approximately $4.4 million of subsequently utilized foreign NOL tax benefits would be a reduction to goodwill if realized.  The Company also has federal and foreign tax credits of $9.0 million, and $1.7 million respectively, offset by a foreign valuation allowance of $5.6 million.

During the fourth quarter of 2004, the Company settled the examination of its federal income tax returns for the tax years 1998 through 2001 with the Internal Revenue Service.  The Company has recorded a $37.5 million tax benefit, primarily associated with this favorable settlement.  The Internal Revenue Service is currently examining the Company’s federal income tax return for the periods 2002 and 2003 and the Company has numerous state and foreign examinations for various years in process.  Management believes that the Company has adequate reserves to cover any potential exposures that may exist.

In December 2004, the FASB issued FSP No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004”.  FSP No. 109-2 provides guidance for reporting and disclosing certain foreign earnings that are repatriated, as defined by the Act, which was signed into law on October 22, 2004. The Act allows the Company to deduct 85% of certain qualifying foreign earnings available for repatriation to the United States during 2004 and 2005. The Company has not, thus far, elected to repatriate any foreign earnings as a result of the Act. The Act is expected to be supplemented by additional legislation in 2005, which will clarify the manner in which repatriated earnings will be taxed.  The Company has begun to evaluate the potential impact of repatriating earnings pursuant to the Act; however, until such technical corrections to the Act are enacted, the Company is not in a position to finalize its analysis. The Company expects to complete its evaluation of the potential impact of repatriating earnings during 2005 within a reasonable period of time following the enactment of the technical corrections to the Act. The range of reasonably possible amounts that the Company could consider repatriating under the Act is between zero and $340 million. The range of income tax expense relating to the amounts repatriated under the Act cannot be reasonably estimated at this time.

The Company has not made any provision for U.S. taxes which would be payable if undistributed earnings of the foreign subsidiaries of approximately $630 million at December 31, 2004 were distributed to the Company since certain foreign countries limit the extent of repatriation of earnings while, for others, the Company’s present intention is to permanently reinvest such foreign earnings.  A determination of the amount of the unrecognized deferred tax liability related to undistributed earnings is not practicable.

In addition, the Company has not recognized a deferred tax liability for the difference between the book basis and the tax basis of its investment in the common stock of its subsidiaries.  Such difference relates primarily to $235 million of unremitted earnings earned by Witco’s foreign subsidiaries prior to the Merger on September 1, 1999.  The Company does not expect this difference in basis to become subject to tax at the parent level, as it is the Company’s present intention to permanently reinvest such foreign earnings; however, such intention is subject to change upon completion of the evaluation referred to in the second preceding paragraph.

EARNINGS (LOSS) PER COMMON SHARE

The computation of basic earnings (loss) per common share is based on the weighted-average number of common shares outstanding.  Diluted earnings (loss) per share is based on the weighted-average number of common and common share equivalents outstanding.  The computation of diluted earnings (loss) per share equals the basic calculation since common stock equivalents were antidilutive due to losses from continuing operations in each year presented.  Common stock equivalents (in thousands) amounted to 442 in 2004, 148 in 2003 and 2,088 in 2002.

CAPITAL STOCK

The Company is authorized to issue 500 million shares of $.01 par value common stock.  There were 119,152,254 shares issued at December 31, 2004 and 2003, of which 3,498,043 and 4,660,158 shares were held as treasury stock in 2004 and 2003, respectively.

The Company is authorized to issue 250,000 shares of preferred stock without par value, none of which are outstanding.  On September 3, 1999, the Company declared a dividend distribution of one Preferred Share Purchase Right (Rights) on each outstanding share of common stock.  These Rights entitle stockholders to purchase one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $100.  The Rights are only exercisable if a person or group acquires 15% or more of the Company’s common stock or announces a tender offer, which if successful, would result in ownership of 15% or more of the Company’s common stock.

COMPREHENSIVE LOSS

Components of accumulated other comprehensive loss are as follows:

(In thousands)	2004	2003
Foreign currency translation adjustment	$124,351	$49,605
Minimum pension liability adjustment	(149,024)	(142,753)
Change in fair value of derivatives	2,769	—
Other	(468)	(3,315)
Accumulated other comprehensive loss	$(22,372)	$(96,463)

During 2004, the Company reclassified $0.4 million from other comprehensive income to earnings related to its natural gas price swap contracts.  Reclassification adjustments during 2003 and 2002 aggregated $4.9 million, and $6.6 million, respectively.  Of these amounts, $3.8 million in 2003 and $6 million in 2002 relate to amortization from other comprehensive income to earnings in connection with the Company’s equity option contracts, which expired in May 2003.  These amounts have been disclosed in the Derivative Instruments and Hedging Activities footnote.  The remaining $1.1 million in 2003 and $0.6 million in 2002 were also reclassified from other comprehensive income to earnings and relate to the Company’s interest rate swap contracts accounted for as cash flow hedges.  These swap contracts expired in July 2003 concurrent with the maturity of the underlying debt.

STOCK INCENTIVE PLANS

The 1988 Long-Term Incentive Plan (1988 Plan), as amended, authorized the Board of Directors (Board) to grant stock options, stock appreciation rights, restricted stock and long-term performance awards covering up to 10 million shares to the officers and other key employees of C&K over a period of ten years through October 1998.  Non-qualified and incentive stock options were granted under the 1988 plan at prices not less than 100% of the fair market value of the underlying common shares on the date of the grant.  All outstanding options will expire not more than ten years and one month from the date of grant.

The 1993 Stock Option Plan for Non-Employee Directors, as amended in 1996, authorized 200,000 options to be granted to non-employee directors.  The options vest over a two-year period and are exercisable over a ten-year period from the date of grant, at a price equal to the fair market value of the underlying common shares on the date of grant.

The 1998 Long-Term Incentive Plan (1998 Plan) was approved by the shareholders of C&K in 1999.  This plan authorizes the Board to grant stock options, stock appreciation rights, restricted stock and long-term performance awards to eligible employees and non-qualified stock options to non-employee directors over a ten-year period.

During 2004, 2003 and 2002, non-qualified and incentive stock options were granted under the 1998 Plan at prices not less than 100% of the fair market value of the underlying common shares on the date of grant.  All outstanding options will expire not more than ten years and one month from the date of grant.  The 1998 Plan authorizes the Company to grant shares and options for shares of common stock equal to the sum of (i) the shares available for award under the 1988 Plan and the 1993 Stock Option Plan For Non-Employee Directors as of October 18, 1998 and (ii) the shares awarded under prior plans of C&K which were forfeited, expired, lapsed, not earned or tendered to pay the exercise price of options or withholding taxes.  In 1999, the number of common shares reserved for issuance under the 1998 plan was increased by 2.8 million shares and, pursuant to the Merger, increased by an additional 5 million shares.  Under the terms of the Merger, the shareholders also approved the conversion of all outstanding Witco options into options to purchase the Company’s common stock.  These 4.7 million converted options expired 30 days after the Merger and became available for grant under the 1998 Plan.

In October 2001, the Board of Directors approved the 2001 Employee Stock Option Plan (2001 Plan).  The 2001 Plan authorizes the Board to grant up to 1 million non-qualified stock options to key non-officer employees.  Options under the 2001 plan will be granted at prices not less than 100% of the fair market value of the underlying common shares on the date of grant and will expire not more than 10 years and one month from the date of grant.

In October 1999, the Company granted long-term incentive awards in the amount of 2,175,000 shares of restricted stock from the 1998 Plan. In connection with the Merger, vesting requirements relating to 300,000 shares of restricted stock were waived.  The remaining 1,875,000 shares were earned as of December 31, 2000 based upon the achievement of certain financial criteria and vested over a three-year period, which ended on January 1, 2003. Compensation expense relating to these shares was accrued over a three-year period.

In January 2000, the Company granted long-term incentive awards under the 1998 Plan for a maximum of 2,707,250 shares to be earned at the end of 2002 if certain financial criteria were met.  In January 2001, the January 2000 awards were cancelled and awards were granted for a maximum of 2,343,367 shares to be earned if certain vesting and financial criteria were met at the end of 2002.  In January 2002, the Company granted long-term incentive awards under the 1998 Plan for a maximum of 1,052,000 shares to be earned at the end of 2004 if certain financial criteria were met for 2002 through 2004.  In conjunction with this award, the remaining outstanding performance-based portion of the awards (1,655,000 shares) granted in January 2001 were cancelled.  In accordance with the terms of the January 2002 grant, the maximum number of shares to be earned under this award was reduced to 381,000.

In January 2003, the Board of Directors approved the grant of options covering 1,270,458 shares at the fair market value of the underlying common stock at the date of grant.  In October 2003, the Board of Directors approved the grant of options covering 898,000 shares at the fair market value of the underlying common stock at the date of grant.  These options will vest over a three-year period.

In January 2004, the Board of Directors granted long-term incentive awards in the amount of 430,000 shares of restricted stock, which will vest over a three-year period.  In addition, in connection with the employment of the Company’s new President and Chief Executive Officer in January 2004, the Board of Directors approved an employment contract authorizing the grant of options covering 500,000 shares, at the fair market value of the underlying common stock at the date of grant, and the grant of a long-term incentive award for 200,000 shares of restricted stock.  The options will vest ratably over a two-year period and the restricted stock will vest ratably over a three-year period.  In May 2004, the Board of Directors granted a long-term incentive award in the amount of 25,000 shares of restricted stock, which will vest over a three-year period.

In November 2004, the Board of Directors granted long-term incentive awards in the amount of 280,800 shares of restricted stock at the fair market value of the underlying common stock at the date of grant.  Of this grant, 171,800 will vest three and a half years from the date of grant, 54,500 shares will vest four years from the grant date and  54,500 shares will vest five years from the grant date.  Also, in November 2004, the Board of Directors approved the grant of options covering 868,700 shares at the fair market value of the underlying common stock at the date of grant.  These options will vest ratably over a three-year period.

In February 2005, the Board of Directors granted long-term incentive awards in the amount of 164,200 shares of restricted stock at the fair market value of the underlying common stock at the date of grant, which will vest three and a half years from the date of grant.  Also in February 2005, the Board of Directors approved a grant of long-term incentive awards of restricted stock at the fair market value of the underlying common stock at the date of grant, which will vest based on the achievement of specified stock price appreciation milestones over a three-year period commencing December 31, 2004.  This grant was for 260,700 shares of restricted stock with a maximum of 521,400 shares of restricted stock to be awarded if the maximum level of specified stock appreciation is attained.  Awards vesting will be paid in 2007 and 2008.  Also in February 2005, the Board of Directors approved the grant of options covering 1,297,000 shares at the fair market value of the underlying common stock at the date of grant.  These options will vest ratably over a three-year period.

As permitted under FASB Statement No. 123 and FASB Statement No. 148, the Company elected to continue its historical method of accounting for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” Accordingly, compensation expense has not been recognized for stock-based compensation plans other than restricted stock awards under the Company’s long-term incentive programs.

The following table summarizes the effect on net earnings (loss) and earnings (loss) per common share if the Company had applied the fair value recognition provisions of FASB Statement No. 123 to all stock-based employee compensation awards, the estimated fair value of options granted using the Black-Scholes model and the assumptions utilized in the model:

(In thousands)	2004	2003	2002
Net earnings (loss), as reported	$(34,590)	$18,954	$(283,507)
Pro forma net earnings (loss)	$(37,669)	$14,825	$(289,426)
Earnings (loss) per share:
Basic and diluted - as reported	$(0.30)	$0.17	$(2.50)
Basic and diluted - pro forma	$(0.33)	$0.13	$(2.55)
Average fair value of options granted	$5.03	$2.67	$3.08

Assumptions:
Dividend yield	2.0%	2.6%	2.5%
Expected volatility	55%	49%	48%
Risk-free interest rate	4.1%	4.0%	3.5%
Expected life (in years)	8	8	8

Changes during 2004, 2003 and 2002 in shares under option are summarized as follows:

	Price Per Share
	Range	Average	Shares
Outstanding at 12/31/01	$5.22-26.41	$11.39	13,074,287
Granted	7.25	7.25	1,272,430
Exercised	5.22-8.34	7.59	(436,149)
Lapsed	7.92-26.41	16.95	(771,165)
Outstanding at 12/31/02	5.22-26.41	10.79	13,139,403
Granted	5.85-6.38	6.16	2,168,458
Exercised	5.22	5.22	(8,525)
Lapsed	5.22-26.41	10.77	(1,511,244)
Outstanding at 12/31/03	5.85-26.41	10.07	13,788,092
Granted	7.64-11.24	9.91	1,375,571
Exercised	5.85-8.34	7.53	(867,007)
Lapsed	5.85-26.41	12.21	(1,064,758)
Outstanding at 12/31/04	$5.85-26.41	$10.05	13,231,898

Exercisable at 12/31/02	$5.22-26.41	$11.52	10,699,627
Exercisable at 12/31/03	$7.25-26.41	$11.04	10,847,565
Exercisable at 12/31/04	$5.85-26.41	$10.31	11,143,051

Shares available for grant at year-end 2004 and 2003 were 6,047,272 and 6,876,664, respectively.

The following table summarizes information concerning currently outstanding and exercisable options:

Range of Exercise Prices	Number Outstanding at End of 2004	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at End of 2004	Weighted Average Exercise Price
$5.85-7.92	4,576,210	6.6	$7.09	3,356,063	$7.18
$8.16-8.35	4,524,073	4.2	$8.28	4,524,073	$8.28
$10.81-14.35	1,949,116	6.2	$12.81	1,080,416	$14.07
$14.50-26.41	2,182,499	1.9	$17.46	2,182,499	$17.46
	13,231,898	4.9	$10.05	11,143,051	$10.31

The Company has an Employee Stock Ownership Plan that is offered to eligible employees of the Company and certain of its subsidiaries.  The Company makes contributions equivalent to a stated percentage of employee contributions.  The Company’s contributions were $2.6 million in 2004, $2.5 million in 2003 and $2.8 million in 2002.

The Company has an Employee Stock Purchase Plan.  This plan permits eligible employees to annually elect to have up to 10% of their compensation withheld for the purchase of shares of the Company’s common stock at 85% of the average of the high and low sale prices on the date of purchase, up to a maximum of $25,000.  As of December 31, 2004, 1,448,422 shares of common stock are available for future issuance under this plan.

PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS

The Company has several defined benefit and defined contribution pension plans covering substantially all of its domestic employees and certain international employees.  Benefits under the defined benefit plans are primarily based on the employees’ years of service and compensation during employment.  The Company’s funding policy for the defined benefit plans is based on contributions at the minimum annual amounts required by law plus such amounts as the Company may deem appropriate.  Contributions for the defined contribution plans are determined as a percentage of the covered employees’ salary.  Plan assets consist of publicly traded securities and investments in commingled funds administered by independent investment advisors.

Employees of international locations are covered by various pension benefit arrangements, some of which are considered to be defined benefit plans for financial reporting purposes.  Assets of these plans are comprised primarily of insurance contracts and financial securities.  Benefits under these plans are primarily based upon levels of compensation.  Funding policies are based on legal requirements, tax considerations and local practices.

The Company also provides health and life insurance benefits for certain retired and active employees and their beneficiaries and covered dependents for substantially all of its domestic employees and certain international employees.  These plans are generally not pre-funded and are paid by the Company as incurred, except for certain inactive government-related plans.

The Company uses a measurement date of December 31 for substantially all of its pension and other post-retirement benefit plans.

Benefit Obligations

	Defined Benefit Plans
	Qualified Domestic Plans		International and Non-Qualified Plans			Post-Retirement Health Care Plans
(In thousands)	2004	2003	2004		2003	2004	2003
Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$672,780	$648,121	$276,404		$226,553	$233,510	$224,078
Service cost	5,279	6,518	7,261		6,678	1,180	1,294
Interest cost	39,160	40,896	14,996		13,729	12,627	14,533
Plan participants’ contributions	—	—	931		915	963	963
Plan amendments	—	—	—		(1,553)	—	(2,405)
Actuarial losses	19,011	40,467	15,555		23,362	2,475	17,397
Foreign currency exchange rate changes	—	—	19,553		34,171	799	1,684
Divestitures	—	—	—		(17,061)	—	(4,248)
Benefits paid	(48,033)	(46,679)	(28,109	)(a)	(8,549)	(24,181)	(19,786)
Curtailments	(2,721)	(16,543)	1,438		(1,204)	708	—
Settlements	—	—	—		(637)	—	—
Special termination benefits	—	—	303		—	—	—
Projected benefit obligation at end of year	$685,476	$672,780	$308,332		$276,404	$228,081	$233,510

Accumulated benefit obligation at end of year	$675,127	$661,055	$290,596		$259,573	$228,081	$233,510

	Defined Benefit Plans
	Qualified Domestic Plans		International and Non-Qualified Plans		Post-Retirement Health Care Plans
(In thousands)	2004	2003	2004	2003	2004	2003
Weighted-average year-end assumptions used to determine benefit obligations:
Discount rate	5.75%	6.00%	4.97%	5.54%	5.75%	6.00%
Rate of compensation increase	4.00%	4.00%	2.81%	3.17%	—	—
Rate of increase in the per capita cost of covered health care benefits	—	—	—	—	10.87%	8.90%

(a) –Benefits paid for 2004 for the Non-Qualified Plans include lump sum payments of $17.4 million, which were paid under the supplemental executive retirement programs for certain executives electing to retire as a result of the management reorganization.  For more information, refer to the net periodic cost section of this footnote.

A 10.87% weighted-average rate of increase in the per capita cost of covered health care benefits was assumed for the accumulated post-retirement benefit obligation as of December 31, 2004.  The rate was assumed to decrease gradually to 5% for 2011 and remain at that level thereafter.  Assumed health care cost trend rates have a significant effect on the post-retirement benefit obligation reported for the health care plans.  A one-percentage-point increase in assumed health care cost trend rates would increase the accumulated post-retirement benefit obligation by $17.0 million for health care benefits as of December 31, 2004.  A one-percentage-point decrease in assumed health care cost trend rates would decrease the accumulated post-retirement benefit obligation by $15.2 million for health care benefits as of December 31, 2004.

Plan Assets

	Defined Benefit Plans
	Qualified Domestic Plans		International and Non-Qualified Plans			Post-Retirement Health Care Plans
(In thousands)	2004	2003	2004		2003	2004	2003
Change in plan assets:
Fair value of plan assets at beginning of year	$517,748	$458,328	$94,613		$82,431	$30,649	$30,423
Actual return on plan assets	63,698	75,222	8,321		5,658	2,402	2,678
Foreign currency exchange rate changes	—	—	8,343		14,523	—	—
Employer contributions	3,319	30,877	29,341	(a)	10,500	20,405	16,371
Plan participants’ contributions	—	—	931		915	963	963
Divestitures	—	—	—		(10,714)	—	—
Benefits paid	(48,033)	(46,679)	(28,109	)(a)	(8,549)	(24,181)	(19,786)
Settlements	—	—	—		(151)	—	—
Fair value of plan assets at end of year	$536,732	$517,748	$113,440		$94,613	$30,238	$30,649

(a) – Employer contributions and benefits paid for 2004 for the Non-Qualified Plans include lump sum payments of $17.4 million, which were paid under the supplemental executive retirement programs for certain executives electing to retire as a result of the management reorganization.  For more information, refer to the net periodic cost section of this footnote.

The asset allocation for the Company’s pension plans at the end of 2004 and 2003, and the target allocation for 2005, by asset category are as follows:

	Target Allocation - 2005		Percentage of Plan Assets at December 31,
	Qualified Domestic Plans	International and Non- Qualified Plans			International and Non-
			Qualified Domestic Plans		Qualified Plans
			2004	2003	2004	2003
Asset Category:
Equity securities	65%	46%	64%	58%	45%	45%
Fixed income securities	35%	53%	36%	42%	54%	53%
Other	—	1%	—	—	1%	2%
Total	100%	100%	100%	100%	100%	100%

During 2003, a special contribution of $20.9 million of the Company’s common stock was made to various domestic pension plans.  The value of this common stock was $38.4 million and $22.9 million at the end of 2004 and 2003, respectively.

The Company’s pension plan assets are managed by outside investment managers.  Assets are monitored monthly to ensure they are within the range of parameters as set forth by the Company.  The Company’s investment strategy with respect to pension assets is to achieve the expected rate of return within an acceptable or appropriate level of risk.  The Company’s investment strategy is designed to promote diversification to moderate volatility and attempt to balance the expected return with risk levels.

The asset allocation for the post-retirement health care plans at the end of 2004 and 2003, and target allocation for 2005, by asset category are as follows:

	Target Allocation 2005	Percentage of Plan Assets at
		December 31,
		2004	2003
Asset Category:
Equity securities	60%	56%	55%
Fixed income securities	40%	44%	45%
Total	100%	100%	100%

The Company’s post-retirement health care plan assets relating to certain inactive government plans are managed by outside investment managers.  The Company reviews these assets at least quarterly to ensure they are within the range of parameters as set forth by the Company.  The Company’s investment strategy with respect to post-retirement health care assets is to achieve the expected rate of return within an acceptable or appropriate level of risk.  The Company’s investment strategy is designed to promote diversification to moderate volatility and attempt to balance the expected return with risk levels.

Funded Status

The funded status of the plans reconciled to the amount reported on the consolidated financial statements is as follows:

	Defined Benefit Plans
	Qualified Domestic Plans		International and Non-Qualified Plans		Post-Retirement Health Care Plans
(In thousands)	2004	2003	2004	2003	2004	2003
Funded status at the end of year:
Funded status	$(148,744)	$(155,032)	$(194,892)	$(181,791)	$(197,843)	$(202,861)
Unrecognized transition asset	(35)	(40)	816	1,533	—	—
Unrecognized actuarial loss	206,040	208,152	73,121	62,583	13,447	11,564
Unrecognized prior service costs	211	285	(777)	30	1,498	(1,638)
Net amount recognized	$57,472	$53,365	$(121,732)	$(117,645)	$(182,898)	$(192,935)

Amounts recognized in the consolidated balance sheets at the end of year consist of:
Prepaid benefit costs	$60,742	$57,353	$5,130	$5,782	$377	$—
Accrued benefit liabilities	(199,569)	(200,659)	(183,915)	(173,372)	(183,275)	(192,935)
Intangible assets	212	286	1,784	3,395	—	—
Accumulated other comprehensive loss	196,087	196,385	55,269	46,550	—	—
Net amount recognized	$57,472	$53,365	$(121,732)	$(117,645)	$(182,898)	$(192,935)

The Company’s prepaid benefit costs and intangible assets are included in other assets in the consolidated balance sheets.

For pension plans with a projected and accumulated benefit obligation in excess of plan assets and post-retirement health care plan obligation in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets at the end of 2004 and 2003 were as follows:

	Projected and Accumulated Benefit Obligation Exceeds the Fair Value of Plan Assets		Accumulated Post-Retirement Health Care Obligation Exceeds the Fair Value of Plan Assets
(In thousands)	2004	2003	2004	2003
End of year:
Projected benefit obligation	$993,652	$949,141	$—	$—
Accumulated benefit obligation	961,605	920,588	201,927	208,487
Fair value of plan assets	649,929	612,156	—	—

Expected Cash Flows

Information about the expected cash flows for the domestic qualified defined benefit plans, international and non-qualified defined benefit plans and post-retirement health care plans follows:

	Defined Benefit Plans
	Qualified Domestic Plans		International and Non-Qualified Plans		Post-Retirement Health Care Plans
Expected Employer Contributions:
2005	$28,486	(a)	$19,498		$17,037

Expected Benefit Payments (b):
2005	$48,258		$19,192	(c)	$19,421
2006	49,275		13,245		17,842
2007	50,341		11,858		18,058
2008	51,455		13,050		18,174
2009	52,496		17,630		18,309
2010-2014	277,598		77,423		93,093

(a)          The expected contributions for 2005 for the qualified domestic plans include an $8.4 million minimum required contribution and an expected $20 million discretionary contribution.

(b)         The expected benefit payments are based on the same assumptions used to measure the Company’s benefit obligation at the end of the year and include benefits attributable to estimated future employee service.

(c)          The expected benefit payments for 2005 for the non-qualified plans include the remaining $7.6 million of supplemental executive retirement payments to be made to the executives that elected to retire in 2004.

Net Periodic Cost

	Defined Benefit Plans
	Qualified Domestic Plans			International and Non-Qualified Plans			Post-Retirement Health Care Plans
(In thousands)	2004	2003	2002	2004	2003	2002	2004	2003	2002
Components of net periodic benefit cost (credit):
Service cost	$5,279	$6,518	$6,705	$7,261	$6,678	$6,537	$1,180	$1,294	$1,604
Interest cost	39,160	40,896	42,245	14,996	13,729	11,796	12,627	14,533	14,497
Expected return on plan assets	(51,607)	(54,154)	(56,244)	(7,305)	(6,857)	(6,228)	(2,485)	(2,707)	(3,179)
Amortization of prior service cost	63	62	63	622	858	955	(2,721)	(3,078)	(2,838)
Amortization of unrecognized transition obligation	(7)	(6)	(6)	158	218	189	—	—	—
Recognized actuarial (gains) losses	5,523	1,386	164	1,600	735	161	(397)	(469)	(936)
Curtailment (gain) loss recognized	812	—	1,154	5,037	(243)	—	766	(2,287)	—
Settlement (gain) loss recognized	—	—	—	2,923	(3,580)	330	—	—	—
Special termination benefits	—	—	—	303	—	—	—	—	—
Net periodic benefit cost (credit)	$(777)	$(5,298)	$(5,919)	$25,595	$11,538	$13,740	$8,970	$7,286	$9,148

The following table represents the allocation of net periodic benefit cost (credit), which reflects the Refined Products Business as a discontinued operation:

	Defined Benefit Plans
	Qualified Domestic Plans			International and Non-Qualified Plans			Post-Retirement Health Care Plans
(In thousands)	2004	2003	2002	2004	2003	2002	2004	2003	2002
Continuing operations	$(777)	$(5,298)	$(5,919)	$24,677	$9,742	$12,692	$8,970	$7,286	$9,148
Discontinued operations	—	—	—	2,082	1,796	1,048	—	—	—
Net periodic benefit cost (credit)	$(777)	$(5,298)	$(5,919)	$25,595	$11,538	$13,740	$8,970	$7,286	$9,148

	Defined Benefit Plans
	Qualified Domestic Plans			International and Non-Qualified Plans			Post-Retirement Health Care Plans
	2004	2003	2002	2004	2003	2002	2004	2003	2002
Weighted-average assumptions used to determine net cost:
Discount rate	6.00%	6.75%	7.00%	5.54%	5.96%	5.91%	6.00%	6.75%	7.00%
Expected return on plan assets	9.00%	9.50%	9.50%	6.95%	7.04%	6.99%	8.20%	9.50%	9.50%
Rate of compensation increase	4.00%	4.00%	4.00%	3.17%	3.25%	3.35%	—	—	—

The 9.0% expected rate of return on plan assets for the qualified domestic pension plans for 2004 was based on an assumed long-term inflation rate of 2.6%.  The domestic expected rate of return on plan assets is derived by applying the expected returns on the various asset classes to the Company’s assumed asset allocation.  The expected returns are based on the expected performance of the various asset classes and the expected benefit from active fund management.  They are further supported by historical investment returns for various asset classes.  The Company has assumed that normative investment returns on long-term bonds will be 370 basis points above inflation, or 6.3%.  The assumed premiums for domestic and international equity investments over long-term bonds are 340 and 420 basis points, respectively.  In addition, the Company has assumed an overall 50 basis point benefit from active fund management.  Actual returns for qualified domestic plans for the year ended December 31, 2004 were 13.3%.

During 2004, the Company re-evaluated its investment strategy for domestic plans.  As a result of that review and the Company’s assumption of future returns, the Company will decrease its expected return on asset assumption for 2005 to 8.75%.  The adjusted domestic expected long-term rate of return of 8.75% for 2005 is based on an assumed long-term inflation rate of 2.6%.  The Company has assumed that the normative return on a fixed income portfolio with a duration of approximately 23 years is 350 basis points above inflation, or 6.1%.  The assumed premiums for domestic and international equity investments over long-term bonds have been assumed to be 340 and 420 basis points, respectively.  The Company has assumed that the active fund management benefit will remain at 50 basis points. In addition, the Company validated the expected long-term rate of return, by preparing simulations of the domestic pension plan’s target asset allocation using its pension investment advisor’s capital market model.  This analysis produced an average 10 year expected return that confirmed the reasonableness of the Company’s 8.75% assumption.

In the first quarter of 2005, the Company formed an investment committee.  This committee will make recommendations to change the current portfolio based on the Company’s tolerance for risk, market conditions, and cash requirements for benefit payments.

The Company currently utilizes a 6.95% weighted average expected long-term rate of return on its international plan assets.  This international rate is developed primarily based on the same factors considered in developing the domestic long-term rate of return.

Assumed health care cost trend rates have a significant effect on the service and interest cost components reported for the health care plans. A one-percentage-point increase in assumed health care cost trend rates increases the service and interest cost components of net periodic post-retirement health care benefit cost by $1.2 million for 2004.  A one-percentage-point decrease in assumed health care cost trend rates decreases the service and interest cost components of net periodic post-retirement health care benefit cost by $1.1 million for 2004.

As a result of the Company’s former Chairman, President and CEO; Senior Vice President and CFO; and certain other executives electing to retire, the Company expects to make lump sum payments under the provisions of its supplemental executive retirement programs of approximately $25 million, of which $17.4 million was paid in the third quarter of 2004 and the remainder of which is expected to be paid in the first quarter and the third quarter of 2005.  For the year ended December 31, 2004, the Company recognized a $5.2 million curtailment loss and a $2.9 million settlement loss related to this matter.

The Company’s cost of its defined contribution plans was $9.1 million, $15.0 million, and $15.5 million in 2004, 2003 and 2002, respectively.

On May 19, 2004, the FASB issued FASB Staff Position (FSP) No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003”.  FSP No. 106-2 provides guidance on the accounting for the effects of the Act for employers that sponsor post-retirement health care plans that provide prescription drug benefits, and requires employers to provide certain disclosures regarding the effect of the federal subsidy provided by the Act.  FSP No. 106-2 was effective for the first interim period beginning after June 15, 2004.  The Company has determined that most of it’s post-retirement health care plans that provide prescription drug benefits are actuarially equivalent to Medicare Part D based on a reasonable interpretation of what the regulations will likely require and therefore the Company would be eligible to receive the subsidy.  As a result, the Company adopted FSP No. 106-2 during the second quarter of 2004 and has recorded a reduction to the net periodic post-retirement benefit cost of $1.4 million for the year ended December 31, 2004.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Company’s activities expose its earnings, cash flows and financial position to a variety of market risks, including the effects of changes in foreign currency exchange rates, interest rates and energy prices.  The Company maintains a risk-management strategy that uses derivative instruments as needed to mitigate risk against foreign currency movements and to manage interest rate and energy price volatility.  In accordance with FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities,” FASB Statement No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities,” and FASB Statement No. 149, “Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities,” the Company recognizes in earnings changes in the fair value of all derivatives designated as fair value hedging instruments that are highly effective and recognizes in accumulated other comprehensive loss (AOCL) changes in the fair value of all derivatives designated as cash flow hedging instruments that are highly effective.  The Company does not enter into derivative instruments for trading or speculative purposes.

The Company uses price swap contracts as cash flow hedges to convert a portion of its forecasted natural gas purchases from variable price to fixed price purchases.  In January 2004, these contracts were designated as hedges of a portion of the Company’s forecasted natural gas purchases. The Company’s hedge contracts cover a gradually decreasing percentage of its purchase requirements over a rolling two-year period.  These contracts involve the exchange of payments over the life of the contracts without an exchange of the notional amount upon which the payments are based.  The differential paid or received as natural gas prices change is recognized as an adjustment to cost of products sold.  Based on the December 31, 2004 market prices of these natural gas contracts, the Company expects to reclassify approximately $1.8 million from AOCL to earnings in 2005.

The Company used interest rate swap contracts, which expired in July 2003 concurrent with the maturity of the underlying debt securities, as cash flow hedges to convert its Euro denominated variable rate debt to fixed rate debt.  Each interest rate swap contract was designated with the principal balance and the term of the specific debt obligation. These contracts involved the exchange of interest payments over the life of the contract without an exchange of the notional amount upon which the payments were based.  The differential to be paid or received as interest rates changed was recognized as an adjustment to interest expense.

The Company also had equity option contracts covering 3.2 million shares of the Company’s common stock to hedge the expense variability associated with its obligations under its long-term incentive plans (LTIP).  In February 2003, the Company settled its existing equity option contracts for $35.1 million, of which $33.8 million had been included in accrued expenses at December 31, 2002, and entered into a new equity option contract.  The new contract consisted of a sold put option contract with a strike price of $5.66 and a purchased call option contract with a strike price of $5.75.  The Company had designated a portion of the equity option contract as a cash flow hedge of the risk associated with the unvested, unpaid awards under its LTIP.  Changes in market value related to the portion of the option contract designated and effective as a hedge were recorded as a component of AOCL.  The amount included in AOCL was subject to changes in the stock price and was being amortized ratably to selling, general and administrative expense (SG&A) over the remaining service periods of the hedged LTIP.  Changes in market value related to the remaining portion of the option contract were recognized in SG&A.  During the second quarter of 2003, the Company determined that one of its LTIP programs was not achievable and accordingly amortized $3 million from AOCL to SG&A, which represented the unamortized balance of the deferred loss on the portion of the option contract that related to this plan. On May 11, 2003 the option contract expired and resulted in a favorable net cash settlement of $3.7 million.  As of June 30, 2003, all of the deferred losses relating to these contracts had been amortized to SG&A.

In prior years, the Company used an interest rate swap contract as a fair value hedge to convert $300 million of its fixed rate 8.5% notes into variable rate debt.  On March 24, 2001, the swap contract was terminated and the Company received cash proceeds of $21.9 million in settlement of the contract, which represented the market value of the contract on the date of termination.  In accordance with FASB Statements No. 133 and 138, as they relate to fair value hedge accounting, the $21.9 million was recorded as an increase to long-term debt and was being amortized to interest expense over the life of the notes.  The unamortized balance at December 31, 2003 was $6.6 million.  As part of the August 2004 Refinancing, the remaining unamortized balance of $3.2 million was credited to loss on early extinguishment of debt.

The Company also has exposure to changes in foreign currency exchange rates resulting from transactions entered into by the Company and its foreign subsidiaries in currencies other than their local currency (primarily trade payables and receivables).  The Company is also exposed to currency risk on intercompany transactions (including intercompany loans).  The Company manages these transactional currency risks on a consolidated basis, which allows it to net its exposure.  The Company purchases foreign currency forward contracts, primarily denominated in Euros, Canadian dollars, Hong Kong dollars, British Pound Sterling and Singapore dollars, to hedge its transaction exposure.  The aggregate notional amount of these contracts at December 31, 2004 and 2003 was approximately $626 million and $474 million, respectively. These contracts are generally settled on a monthly basis.  Realized and unrealized gains and losses on foreign currency forward contracts are recognized in other (income) expense, net to offset the impact of valuing recorded foreign currency trade payables, receivables and intercompany transactions.  The Company has not designated these derivatives as hedges, although it believes these instruments reduce the Company’s exposure to foreign currency risk. The net effect of the realized and unrealized gains and losses on these derivatives and the underlying transactions is not significant at December 31, 2004.

The following table summarizes the (gains)/losses resulting from changes in the market value of the Company’s fair value and cash flow hedging instruments and the amortization of (gains)/losses related to certain cash flow hedges for the years ended December 31, 2004 and 2003:

(In thousands)	2004	2003
Fair value hedges (in other (income) expense, net)	$—	$38

Cash flow hedges (in AOCL):
Balance at beginning of year	$—	$2,838
Price swap contracts	(2,769)	—
Interest rate swap contracts	—	(883)
Equity option contracts-change in market value	—	1,836
Equity option contracts-amortization to SG&A	—	(3,791)
Balance at end of year	$(2,769)	$—

FINANCIAL INSTRUMENTS

As discussed in the Derivative Instruments and Hedging Activities note above, the Company uses price swap contracts to convert a portion of its forecasted natural gas purchases from variable to fixed price purchases and purchases foreign currency forward contracts to mitigate its exposure to changes in foreign currency exchange rates of recorded transactions (principally foreign currency trade receivables, payables and intercompany transactions).

At December 31, 2004, the Company had outstanding foreign currency forward contracts with an aggregate notional amount of approximately $626 million to hedge foreign currency risk on foreign currency accounts receivable and payable and intercompany loans.  These forward contracts are generally outstanding for one month and are primarily denominated in Euros, Canadian dollars, Hong Kong dollars, British Pound Sterling, and Singapore dollars.  At December 31, 2003, the Company had outstanding foreign currency forward contracts with an aggregate notional amount of approximately $474 million.

At December 31, 2004, the Company had outstanding price swaps with an aggregate notional amount of approximately $34.2 million, based on the contract price and outstanding quantities of 5,900 mm BTU’s (British Thermal Units) at December 31, 2004.  These contracts cover a gradually decreasing percentage of the Company’s purchase requirements over a rolling two-year period.

All contracts have been entered into with major financial institutions.  The risk associated with these transactions is the cost of replacing these agreements at current market rates, in the event of default by the counterparties.  Management believes the risk of incurring such losses is remote.

The carrying amounts for cash, accounts receivable, other current assets, accounts payable and other current liabilities approximate their fair value because of the short-term maturities of these instruments.  The fair value of long-term debt is based primarily on quoted market values.  For long-term debt that has no quoted market value, the fair value is estimated by discounting projected future cash flows using the Company’s incremental borrowing rate.  The fair value of price swap contracts is the amount at which the contracts could be settled based on quotes provided by investment banking firms.

The following table presents the carrying amounts and estimated fair values of material financial instruments used by the Company in the normal course of its business.

	2004		2003
(In thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt	$(862,251)	$(956,849)	$(754,018)	$(791,660)
Foreign currency forward contracts (a)	$14,945	$14,945	$17,788	$17,788
Price swap contracts (b)	$2,769	$2,769	$—	$—

(a)          $20.1 million and $23.5 million included in other assets and $5.2 million and $5.7 million included in accrued expenses at December 31, 2004 and December 31, 2003, respectively.

(b)         Included in other assets at December 31, 2004.

ASSET RETIREMENT OBLIGATIONS

Effective January 1, 2003, the Company adopted the provisions of FASB Statement No. 143, “Accounting for Asset Retirement Obligations.”  Statement No. 143 requires companies to record a liability for asset retirement obligations in the period in which a legal obligation is created.  Such liabilities are recorded at fair value, with an offsetting increase to the carrying value of the related long-lived assets.  In future periods, the liability is accreted to its present value and the capitalized cost is depreciated over the useful life of the related asset.  Companies are also required to adjust the liability for changes resulting from the passage of time and/or revisions to the timing or the amount of the original estimate.  Upon retirement of the long-lived asset, the Company either settles the obligation for its recorded amount or incurs a gain or loss.  As a result of the implementation of this Statement, the Company recorded an after-tax charge of $0.4 million ($0.7 million pre-tax) as a cumulative effect of accounting change.  The Company’s asset retirement obligations are primarily the result of the legal obligation to remove leasehold improvements upon termination of leases or plant closures at several of its facilities.  The measurement of such obligations is recorded at fair value, which the Company estimates by discounting projected cash flows using its credit-adjusted risk-free rate applicable at that time.  During 2004, the Company recorded pre-tax accretion expense of $0.1 million and has an asset retirement obligation liability of $0.7 million at December 31, 2004.

ANTITRUST INVESTIGATIONS AND RELATED MATTERS

On May 27, 2004, the Company pled guilty to violation of the U.S. antitrust laws in connection with the sale of certain rubber chemicals, and the court imposed a fine of $50.0 million, payable in six annual installments, without interest, beginning in 2004. On May 28, 2004, the Company pled guilty to violation of the Canadian competition laws, and the court imposed a fine of CDN $9.0 million (approximately U.S. $7 million), payable in six annual installments, without interest, beginning in 2004. The Company paid $2.3 million in cash in 2004 for the U.S. and Canadian fines.  Remaining cash payments for the U.S. and Canadian fines are expected to equal approximately $2.3 million in 2005; $6.5 million in 2006; $11.2 million in 2007; $16.2 million in 2008; and $18.5 million in 2009.  The Company recorded a pre-tax charge of $45.2 million against results of operations at December 31, 2003, to reserve for the payment of the U.S. and Canadian fines.

The Company and certain of its subsidiaries continue to be the subject of a coordinated civil investigation by the European Commission (the “EC”) with respect to the sale and marketing of rubber chemicals. At this time, the Company cannot predict the timing or outcome of that investigation, including the amount of any fine that may be imposed by the EC.

The Company and certain of its subsidiaries are subjects of, and continue to cooperate in, coordinated criminal and civil investigations being conducted by the U.S. Department of Justice, the Canadian Competition Bureau and the EC (collectively, the “Governmental Authorities”) with respect to possible antitrust violations relating to the sale and marketing of certain other products, including ethylene propylene diene monomer (EPDM); heat stabilizers, including tin-based stabilizers and precursors, mixed metal stabilizers, and epoxidized soybean oil (ESBO); nitrile rubber; and urethanes and urethane chemicals. The Company and its subsidiaries that are subject to the investigations have received from each of the Governmental Authorities verbal or written assurances of conditional amnesty from prosecution and fines.

On August 11, 2004, the Company and plaintiff class representatives entered into a settlement agreement that resolves, with respect to the Company, a single, consolidated direct purchaser class action lawsuit against the Company and other companies, principally alleging that the defendants conspired to fix, raise, maintain or stabilize prices for plastics additives sold in the United States in violation of Section 1 of the Sherman Act and that this caused injury to the plaintiffs who paid artificially inflated prices for such products as a result of such alleged anticompetitive activities.  Under this settlement agreement, the Company paid $5.0 million to a settlement fund in exchange for the final dismissal with prejudice of the lawsuit as to the Company and a complete release of all claims against the Company set forth in the lawsuit. The court granted final approval of this settlement agreement in January 2005.

On January 11, 2005, the Company and plaintiff class representatives entered into a global settlement agreement that is intended to resolve, with respect to the Company, three consolidated direct purchaser class action lawsuits against the Company, its subsidiary Uniroyal Chemical Company, Inc. (now known as Crompton Manufacturing) and other companies, principally alleging that the defendants conspired to fix, raise, maintain or stabilize prices for EPDM, nitrile rubber and rubber chemicals, as applicable, sold in the United States in violation of Section 1 of the Sherman Act and that this caused injury to the plaintiffs who paid artificially inflated prices for such products as a result of such alleged anticompetitive activities.  Under this global settlement agreement, the Company agreed to pay $97.0 million to a settlement fund in exchange for the final dismissal with prejudice of the foregoing three lawsuits as to the Company and a complete release of all claims against the Company set forth in the lawsuits.  The plaintiffs, with the assistance of a neutral party, will determine the allocation of the settlement funds, or if the plaintiffs fail to achieve agreement, the neutral party will establish the allocation.  When the allocation of the settlement funds has been determined, the parties will enter into Implementing Settlement Agreements for the applicable affected actions.  Following an initial payment of $0.5 million to an escrow account, the Company will pay the settlement funds to an escrow account in three installments, without interest, beginning at preliminary approval of the Implementing Settlement Agreements by the applicable courts and continuing through the later of 20 days following final approval of the settlement by each applicable court or June 30, 2006.  The Company has the right to rescind the Global Settlement Agreement in its entirety under certain circumstances.  The Company recorded a pre-tax antitrust cost charge of $93.1 million ($57.8 million to accrued expenses and $35.3 million to other liabilities) at December 31, 2004 to reserve for the payment of the expected settlement of the three direct purchaser class action lawsuits.

The Company and certain of its subsidiaries, together with other companies, remain or have become defendants in certain U.S. federal direct purchaser and state direct and indirect purchaser lawsuits principally alleging that the defendants conspired to fix, raise, maintain, or stabilize prices for rubber chemicals, EPDM, polychloroprene, plastics additives, including impact modifiers and processing aids, nitrile rubber, and urethanes and urethane chemicals in violation of federal and state law.  In addition, a motion for authorization to commence a class action relating to rubber chemicals was filed in the Superior Court of the District of St. Francois and two motions for authorization to commence a class action relating to rubber chemicals and EPDM, respectively, were filed in the Superior Court of the District of Montreal, in Quebec, Canada, against the Company, its subsidiary Crompton Co./Cie (except with respect to the motion filed in the Superior Court of the District of Montreal relating to rubber chemicals) and other companies. The motions principally allege that the Company conspired with other defendants to restrain unduly competition in the sale of rubber chemicals or EPDM, as applicable, and to inflate artificially the sale price of the rubber chemicals or EPDM, as applicable, in violation of Canada’s Competition Act.

In addition, the Company, its subsidiaries Crompton Canada Corporation, Crompton Co./Cie and Uniroyal Chemical Company, Inc. and other companies are defendants in two Statements of Claim, each filed in the Ontario Superior Court of Justice in London, Ontario in Canada. The Statements of Claim principally allege that the Company conspired with other defendants to restrain unduly competition in the sale of EPDM and rubber chemicals, respectively, and to inflate artificially the sale price of EPDM or rubber chemicals, as applicable, in violation of Canada’s Competition Act.  The Company, certain of its former officers and directors and certain former directors of the Company’s predecessor Witco Corporation are also defendants in a consolidated federal securities class action lawsuit principally alleging that the Company and certain of its former officers and directors caused the Company to issue false and misleading statements that violated the federal securities laws by reporting inflated financial results resulting from an alleged illegal, undisclosed price-fixing conspiracy.  In addition, certain current directors and one former director and officer of the Company are defendants in a shareholder derivative lawsuit, nominally brought on behalf of the Company, principally alleging that the individual defendants breached their fiduciary duties by causing or allowing the Company to issue false and misleading financial statements by inflating financial results as a result of an illegal, undisclosed price-fixing conspiracy. These actions are in early procedural stages of litigation and, accordingly, the Company cannot predict their outcome. The Company will seek cost-effective resolutions to the various pending and threatened legal proceedings and governmental investigations regarding the Company’s operations.

The Company’s antitrust costs increased from $8.4 million (pre-tax) during the immediately prior fiscal quarter ended September 30, 2004 to $96.9 million (pre-tax) for the fiscal quarter ended December 31, 2004, as a result of a charge of $93.1 million in connection with the anticipated settlement of three direct purchaser class action lawsuits against the Company and certain of its subsidiaries relating to rubber chemicals, EPDM and nitrile rubber (as described above).  The Company expects to continue to incur substantial costs until all antitrust investigations are concluded and civil claims are resolved.

The Company has not recorded a charge for potential liabilities and expenses in connection with the coordinated civil investigation by the EC or with the civil claims, because it is not yet able to reasonably estimate a reserve for such potential costs. The resolution of the coordinated civil investigation by the EC and any civil claims now pending or hereafter asserted against the Company or any of its subsidiaries could have a material adverse effect on the Company’s financial condition, results of operations and prospects.

The Company believes that the antitrust investigations and related lawsuits have not had a significant impact on the businesses subject to the investigations or any of the other businesses of the Company. The Company has not identified any impact that the investigations and lawsuits have had on sales prices or volume.

CONTINGENCIES

Environmental Matters

Each quarter, the Company evaluates and reviews estimates for future remediation and other costs to determine appropriate environmental reserve amounts.  For each site, a determination is made of the specific measures that are believed to be required to remediate the site, the estimated total cost to carry out the remediation plan, the portion of the total remediation costs to be borne by the Company and the anticipated time frame over which payments toward the remediation plan will occur. The total amount accrued for such environmental liabilities at December 31, 2004, was $ 114.5 million.  The Company estimates the potential currently determinable environmental liability to range from $103 million to $131 million at December 31, 2004.  The Company’s reserves include estimates for determinable clean-up costs.  At a number of these sites, the extent of contamination has not yet been fully investigated or the final scope of remediation is not yet determinable. The Company intends to assert all meritorious legal defenses and other equitable factors that are available with respect to these matters, and believes that the likelihood of a material adverse effect resulting from the currently indeterminable clean-up costs is remote. However, the final cost of clean-up at these sites could exceed the Company’s present estimates, and could have, individually or in the aggregate, a material adverse effect on the Company’s financial condition, results of operations and cash flows. It is reasonably possible that the Company’s estimates for environmental remediation liabilities may change in the future should additional sites be identified, further remediation measures be required or undertaken, current laws and regulations be modified or additional environmental laws and regulations be enacted.

The Company and some of its subsidiaries have been identified by federal, state or local governmental agencies, and by other potentially responsible parties (a “PRP”) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or comparable state statutes, as a PRP with respect to costs associated with waste disposal sites at various locations in the United States.  Because these regulations have been construed to authorize joint and several liability, the EPA could seek to recover all costs involving a waste disposal site from any one of the PRP’s for such site, including the Company, despite the involvement of other PRP’s.  In many cases, the Company is one of several hundred PRP’s so identified.  In a few instances, the Company is one of only a handful of PRP’s, and at one site the Company is the only PRP performing investigation and remediation.  Where other financially responsible PRP’s are involved, the Company expects that any ultimate liability resulting from such matters will be apportioned between the Company and such other parties.  In addition, the Company is involved with environmental remediation and compliance activities at some of its current and former sites in the United States and abroad.

Vertac - Uniroyal (a wholly owned subsidiary of the Company) and its Canadian subsidiary, Uniroyal Chemical Co./Cie (formerly known as Uniroyal Chemical Ltd./Ltee) were joined with others as defendants in consolidated civil actions brought in the United States District Court, Eastern District of Arkansas, Western Division (“Court”) by the United States of America, the State of Arkansas and Hercules Incorporated (“Hercules”), relating to a Vertac Chemical Company site in Jacksonville, Arkansas.  Uniroyal has been dismissed from the litigation.  However, on May 21, 1997, the Court entered an order finding that Uniroyal Chemical Co./Cie is jointly and severally liable to the United States, and finding that Hercules and Uniroyal Chemical Co./Cie are liable to each other in contribution. On October 23, 1998, the Court entered an order granting the United States’ motion for summary judgment against Uniroyal Chemical Co./Cie and Hercules as to the amount of its claimed removal and remediation costs of $102.9 million at the Vertac site.  Trial on the allocation of these costs as between Uniroyal Chemical Co./Cie and Hercules was concluded on November 6, 1998, and on February 3, 2000, the Court entered an Order finding Uniroyal Chemical Co./Cie liable to the United States for approximately $2.3 million and liable to Hercules in contribution for approximately $0.7 million.  On April 10, 2001, the United States Court of Appeals for the Eighth Circuit (“Appeals Court”) (i) reversed a decision in favor of the United States and against Hercules with regard to the issue of divisibility of harm and remanded the case back to the Court for a trial on the issue; (ii) affirmed the finding of arranger liability against Uniroyal Chemical Co./Cie; and (iii) set aside the findings of contribution between Hercules and Uniroyal Chemical Co./Cie by the Court pending a decision upon remand.  The Appeals Court also deferred ruling on all constitutional issues raised by Hercules and Uniroyal Chemical Co./Cie pending subsequent findings by the Court.  On June 6, 2001, the Appeals Court denied Uniroyal Chemical Co./Cie’s petition for rehearing by the full Appeals Court on the Appeals Court’s finding of arranger liability against Uniroyal Chemical Co./Cie and on December 10, 2001, Uniroyal Chemical Co./Cie’s Petition for a Writ of Certiorari to the

United States Supreme Court with regard to the issue of its arranger liability was denied.  On December 12, 2001, the Court concluded hearings pursuant to the April 10, 2001 remand by the Appeals Court and briefing on the issue of divisibility was completed in January 2003.  A decision from the Court is expected during the second quarter of 2005.  If Hercules prevails in its divisibility argument on remand, the Company might become liable under a joint and several liability theory for a significant share of the liability that had previously been allocated to Hercules.

Petrolia - In March 2004, the Company and other entities that conduct or conducted business near the Petrolia, Pennsylvania facility were named as defendants in a toxic tort class action lawsuit filed in the Court of Common Pleas of Butler County, Pennsylvania, claiming damages allegedly arising from alleged contamination in and around the Bear Creek Area Chemical Site.  In addition to seeking property damage, damages for personal injury, punitive damages and other compensatory damages, plaintiffs also seek injunctive relief to cleanup the alleged contamination, response costs and medical monitoring.  Plaintiffs have not yet set out in their pleadings a claim for a specific amount of damages.  This action is in the early stages of litigation and the Company cannot predict its outcome.

The Company intends to assert all meritorious legal defenses and other equitable factors that are available with respect to these matters, and believes that the likelihood of a material adverse effect resulting from the currently indeterminable remedial costs or damages is remote. However, the resolution of the environmental matters now pending or hereafter asserted against the Company or any of its subsidiaries could require the Company to pay remedial costs or damages in excess of its present estimates, and as a result could, either individually or in the aggregate, have a material adverse effect on the Company’s financial condition, results of operations and cash flows.

Guarantees

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.”  Interpretation No. 45 requires the guarantor to recognize a liability for the non-contingent component of a guarantee; that is, the obligation to stand ready to perform in the event that specified triggering events or conditions occur.  The initial measurement of this liability is the fair value of the guarantee at its inception.  The initial recognition and measurement provisions apply to guarantees issued or modified after December 31, 2002.  The adoption of Interpretation No. 45 has not had a material impact on the Company’s results of operations or financial condition.

The Company has standby letters of credit and guarantees with various financial institutions.  At December 31, 2004 and 2003, the Company had $64.9 million and $58.2 million, respectively, of outstanding letters of credit and guarantees primarily related to its environmental remediation liabilities, insurance obligations, a potential tax exposure, and a customer guarantee.  Of these items, one of the standby letters of credit and the customer guarantee fall within the scope of Interpretation No. 45.

The standby letter of credit relates to a potential tax exposure that existed prior to December 31, 2002.  At December 31, 2004, the amount of this letter of credit was $16.9 million, of which the Company had accrued $9.5 million, which represents the Company’s estimate of the probable outcome of this tax exposure.  At December 31, 2003, the Company had accrued $7.1 million for this exposure.

For the customer guarantee, the Company has contingently guaranteed certain debt obligations for one of its customers.  At December 31, 2004 and 2003, the amount of this guarantee was $4.2 million and $4.6 million, respectively.  Based on past experience and on the underlying circumstances, the Company does not expect to have to perform under this guarantee.  The fair value of the Company’s obligation to stand-ready to perform for the term of the guarantee is not material.

The Company provides for the estimated cost of product warranties related to its Polymer Processing Equipment segment.  The Company warrants repair or replacement of the equipment purchased by the original buyer for a one-year period from date of shipment if the equipment is either defective in material or workmanship.  In the case of components or units purchased by the Company from other suppliers, the obligation of the Company is limited to giving the buyer the benefit of any warranty the Company may receive from the supplier of such components or units.  The product warranty liability at December 31, 2004 and 2003 was $5.1 million and $3.3 million, respectively.

In the ordinary course of business, the Company enters into contractual arrangements under which the Company may agree to indemnify a third party to such arrangement from any losses incurred relating to the services they perform on behalf of the Company or for losses arising from certain events as defined within the particular contract, which may include, for example, litigation, claims or environmental matters relating to the Company’s past performance.  For any losses that the Company believes are probable and which are estimable, the Company has accrued for such amounts in its consolidated balance sheets.

SUBSEQUENT EVENT

On March 9, 2005, the Company and Great Lakes Chemical Corporation (Great Lakes) announced the signing of a definitive merger agreement for an all-stock merger transaction, which would create the third largest specialty chemicals company in the United States.  Under the terms of the agreement, the Great Lakes shareholders will receive 2.2232 shares of the Company’s common stock for each share of Great Lakes common stock they hold.  The transaction, which is subject to regulatory approval and approval by shareholders of both companies, is expected to close in mid-2005.

BUSINESS SEGMENT DATA

Pursuant to Financial Accounting Standards Board Statement No. 131, “Disclosures about Segments of an Enterprise and Related Information,” the Company has defined its reporting segments into two major business categories, “Polymer Products” and “Specialty Products.”  The accounting policies of the reporting segments are the same as those described in the Accounting Policies footnote included in the Notes to Consolidated Financial Statements.

The Company evaluates a segment’s performance based on several factors, of which the primary factor is operating profit (loss).  In computing operating profit (loss) by segment, the following items have not been deducted:  (1) general corporate expense; (2) amortization; (3) unabsorbed overhead expense from discontinued operations; (4) facility closures, severance and related costs; and (5) antitrust costs. These items have been excluded from the Company’s presentation of segment operating profit (loss) because they are not reported to the chief operating decision maker for purposes of allocating resources among reporting segments or assessing segment performance.

General corporate expense includes costs and expenses that are of a general corporate nature or managed on a corporate basis, including amortization expense.  These costs are primarily for corporate administration services, costs related to corporate headquarters and management compensation plan expenses related to executives and corporate managers.  Unabsorbed overhead expense from discontinued operations represents corporate costs that were previously allocated to the OrganoSilicones business unit (sold on July 31, 2003) and the Refined Products business unit (expected to be sold during the second quarter of 2005).  Facility closures, severance and related costs are primarily costs related to the Company’s 2004 activity-based restructuring initiative, the cost reduction initiatives that began in 2003 and 2001 and the relocation of the corporate headquarters that began in 2002.  The antitrust costs are primarily for fines, legal costs and settlements associated with antitrust investigations and related civil lawsuits.  Corporate assets are principally cash, intangible assets (including goodwill) and other assets maintained for general corporate purposes.

The GE Specialty Chemicals business that was acquired on July 31, 2003 has been added to the plastic additives business unit included in the Polymer Additives reporting segment.

During 2005, the Company will review the impact of Emerging Issues Task Force (EITF) Issue No. 04-10, “Determining Whether to Aggregate Operating Segments That Do Not Meet the Quantitative Thresholds”, which becomes effective for fiscal periods ending after March 15, 2005.  EITF No. 04-10 requires that operating segments that do not meet the quantitative thresholds can only be aggregated if the segments have similar economic characteristics and the segments share the five aggregation criteria as specified in Statement No. 131.

Certain prior year business segment amounts have been reclassified to conform to the current year presentation.

A summary of business data for the Company’s reportable segments for the years 2004, 2003 and 2002 is as follows:

Information by Business Segment

(In thousands)

Sales	2004	2003	2002
Polymer Products
Polymer Additives	$1,465,610	$1,232,022	$1,110,804
Polymers	333,986	285,669	270,954
Polymer Processing Equipment	180,009	166,539	172,702
Eliminations	(14,968)	(13,302)	(15,064)
	1,964,637	1,670,928	1,539,396
Specialty Products
Crop Protection	320,594	270,870	240,142
Other	—	—	81,823
	320,594	270,870	321,965

	$2,285,231	$1,941,798	$1,861,361

Operating Profit (Loss)	2004	2003	2002
Polymer Products
Polymer Additives	$50,206	$24,392	$79,403
Polymers	51,290	28,018	41,028
Polymer Processing Equipment	3,360	5,164	(13,766)
	104,856	57,574	106,665
Specialty Products
Crop Protection	85,695	64,963	60,241
Other	—	—	3,439
	85,695	64,963	63,680
General corporate expense	(55,685)	(34,032)	(42,143)
Amortization	(16,889)	(13,342)	(10,385)
Unabsorbed overhead expense from discontinued operations	(9,483)	(13,667)	(14,569)
Facility closures, severance and related costs	(62,808)	(16,981)	(17,969)
Antitrust costs	(113,736)	(77,716)	(6,306)

	$(68,050)	$(33,201)	$78,973

Depreciation and Amortization	2004	2003	2002
Polymer Products
Polymer Additives	$66,662	$55,139	$50,694
Polymers	9,341	14,087	14,401
Polymer Processing Equipment	2,458	2,059	2,584
	78,461	71,285	67,679
Specialty Products
Crop Protection	7,224	7,696	8,081
Other	—	—	4,557
	7,224	7,696	12,638
Corporate	32,496	28,850	22,850

	$118,181	$107,831	$103,167

Segment Assets	2004	2003	2002
Polymer Products
Polymer Additives	$879,922	$898,109	$741,867
Polymers	145,081	125,378	122,111
Polymer Processing Equipment	96,419	84,330	89,343
	1,121,422	1,107,817	953,321
Specialty Products
Crop Protection	176,943	175,731	146,361
	176,943	175,731	146,361

Assets held for sale	97,252	94,350	479,608
Corporate	1,283,092	1,151,284	1,261,525

	$2,678,709	$2,529,182	$2,840,815

Capital Expenditures	2004	2003	2002
Polymer Products
Polymer Additives	$40,901	$54,299	$42,755
Polymers	5,621	4,355	5,584
Polymer Processing Equipment	1,226	777	2,608
	47,748	59,431	50,947
Specialty Products
Crop Protection	5,299	3,404	5,950
Other	—	—	1,932
	5,299	3,404	7,882
Corporate	6,906	13,798	20,436

	$59,953	$76,633	$79,265

Equity Method Investments	2004	2003	2002
Polymer Products
Polymer Additives	$35,677	$36,542	$40,267
Specialty Products
Crop Protection	172	27,411	23,963

	$35,849	$63,953	$64,230

Information by Geographic Area

(In thousands)

Sales are based on location of customer.

Sales	2004	2003	2002
United States	$1,096,846	$943,515	$969,239
Canada	85,630	71,430	68,506
Latin America	176,779	148,215	131,473
Europe/Africa	656,255	539,988	489,100
Asia/Pacific	269,721	238,650	203,043
	$2,285,231	$1,941,798	$1,861,361

Property, Plant and Equipment	2004	2003	2002
United States	$410,408	$439,979	$404,832
Canada	56,797	58,725	48,522
Latin America	6,146	9,686	8,329
Europe/Africa	204,060	203,160	179,720
Asia/Pacific	17,514	21,240	15,394
	$694,925	$732,790	$656,797

GUARANTOR CONDENSED CONSOLIDATING FINANCIAL DATA

The Company’s obligations under its 9 7/8% Senior Notes due 2012 and the Senior Floating Rate Notes due 2010 (the “New Senior Notes”) are jointly and severally, fully and unconditionally guaranteed by certain wholly-owned domestic subsidiaries of the Company that guarantee the Company’s new $220 million credit facility that was entered into in August 2004 (the “Guarantor Subsidiaries”).  The Company’s subsidiaries that do not guarantee the New Senior Notes are referred to as the “Non-Guarantor Subsidiaries”. The Guarantor Condensed Consolidating Financial Data presented below presents the statements of operations, balance sheets and statements of cash flow data (i) for Crompton Corporation (the “Parent Company”), the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries on a consolidated basis (which is derived from Crompton Corporation’s historical reported financial information); (ii) for the Parent Company, alone (accounting for its Guarantor Subsidiaries and the Non-Guarantor Subsidiaries on an equity basis under which the investments are recorded by each entity owning a portion of another entity at cost, adjusted for the applicable share of the subsidiary’s cumulative results of operations, capital contributions and distributions, and other equity changes); (iii) for the Guarantor Subsidiaries alone; and (iv) for the Non-Guarantor Subsidiaries alone.

Condensed Consolidating Statement of Operations

Year ended December 31, 2004

(In thousands)

					Non-
			Parent	Guarantor	Guarantor
	Consolidated	Eliminations	Company	Subsidiaries	Subsidiaries

Net sales	$2,285,231	$(565,801)	$601,362	$937,034	$1,312,636

Cost of products sold	1,759,000	(565,801)	556,187	705,016	1,063,598
Selling, general and administrative	265,785	—	65,809	86,596	113,380
Depreciation and amortization	118,181	—	46,558	28,278	43,345
Research and development	47,880	—	8,178	19,064	20,638
Equity income	(14,109)	—	(94)	(12,049)	(1,966)
Facility closures, severance and related costs	62,808	—	29,089	11,737	21,982
Antitrust costs	113,736	—	—	113,736	—

Operating profit (loss)	(68,050)	—	(104,365)	(15,344)	51,659

Interest expense	78,441	—	74,877	2,138	1,426
Loss on early extinguishment of debt	20,063	—	20,063	—	—
Other (income) expense, net	(74,807)	—	2,607	(44,002)	(33,412)
Equity in net (earnings) loss of subsidiaries from continuing operations	—	153,555	(82,376)	(56,943)	(14,236)

Earnings (loss) from continuing operations before income taxes	(91,747)	(153,555)	(119,536)	83,463	97,881
Income tax expense (benefit)	(49,788)	—	(79,048)	4,638	24,622

Earnings (loss) from continuing operations	(41,959)	(153,555)	(40,488)	78,825	73,259
Earnings (loss) from discontinued operations	5,227	—	3,756	(157)	1,628
Gain (loss) on sale of discontinued operations	2,142	—	(3,358)	—	5,500

Net earnings (loss)	$(34,590)	$(153,555)	$(40,090)	$78,668	$80,387

Condensed Consolidating Balance Sheet

As of December 31, 2004

(In thousands)

					Non-
			Parent	Guarantor	Guarantor
	Consolidated	Eliminations	Company	Subsidiaries	Subsidiaries
ASSETS

Current assets	$1,047,576	$—	$240,413	$153,959	$653,204
Intercompany receivables	—	(8,138,778)	3,469,703	1,246,738	3,422,337
Investment in subsidiaries	—	(3,687,987)	825,973	987,050	1,874,964
Property, plant and equipment	694,925	—	243,572	173,387	277,966
Cost in excess of acquired net assets	407,975	—	127,821	52,267	227,887
Other assets	528,233	—	313,589	175,389	39,255
Total assets	$2,678,709	$(11,826,765)	$5,221,071	$2,788,790	$6,495,613

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$709,169	$—	$206,716	$204,851	$297,602
Intercompany payables	—	(8,244,454)	4,381,595	1,238,000	2,624,859
Long-term debt	862,251	—	861,823	392	36
Other long-term liabilities	778,309	—	293,454	285,808	199,047
Total liabilities	2,349,729	(8,244,454)	5,743,588	1,729,051	3,121,544
Stockholders’ equity	328,980	(3,582,311)	(522,517)	1,059,739	3,374,069
Total liabilities and stockholders’ equity	$2,678,709	$(11,826,765)	$5,221,071	$2,788,790	$6,495,613

Condensed Consolidating Statement of Cash Flows

Year ended December 31, 2004

(In thousands)

					Non-
			Parent	Guarantor	Guarantor
Increase (decrease) to cash	Consolidated	Eliminations	Company	Subsidiaries	Subsidiaries
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (loss)	$(34,590)	$(153,555)	$(40,090)	$78,668	$80,387
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operations:
Gain on sale of Gustafson joint venture	(92,938)	—	—	(74,707)	(18,231)
Gain on sale of discontinued operations	(2,142)	—	3,358	—	(5,500)
Loss on early extinguishment of debt	20,063	—	20,063	—	—
Depreciation and amortization	126,086	—	51,721	28,278	46,087
Equity income	(14,109)	—	(94)	(12,049)	(1,966)
Changes in assets and liabilities, net	33,906	153,555	(14,409)	(106,887)	1,647
Net cash provided by (used in) operations	36,276	—	20,549	(86,697)	102,424

CASH FLOWS FROM INVESTING ACTIVITIES
Net proceeds from divestments	151,219	—	24,867	105,272	21,080
Capital expenditures	(65,231)	—	(16,730)	(19,994)	(28,507)
Other investing activities	253	—	307	—	(54)
Net cash provided by (used in) investing activities	86,241	—	8,444	85,278	(7,481)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on long-term borrowings	(490,006)	—	(490,006)	—	—
Proceeds from long-term borrowings	597,499	—	597,499	—	—
Payments on domestic credit facility	(57,000)	—	(57,000)	—	—
Proceeds from (payments on) short-term borrowings	44	—	—	(90)	134
Premium paid on early extinguishment of debt	(19,044)	—	(19,044)	—	—
Payments for debt issuance costs	(23,113)	—	(23,113)	—	—
Dividends paid	(22,931)	—	(22,931)	—	—
Other financing activities	8,606	—	7,702	700	204
Net cash (used in) provided by financing activities	(5,945)	—	(6,893)	610	338

CASH
Effect of exchange rates on cash	2,915	—	—	—	2,915
Change in cash	119,487	—	22,100	(809)	98,196
Cash at beginning of period	39,213	—	872	2,057	36,284
Cash at end of period	$158,700	$—	$22,972	$1,248	$134,480

Condensed Consolidating Statement of Operations

Year ended December 31, 2003

(In thousands)

					Non-
			Parent	Guarantor	Guarantor
	Consolidated	Eliminations	Company	Subsidiaries	Subsidiaries

Net sales	$1,941,798	$(486,992)	$460,795	$835,628	$1,132,367

Cost of products sold	1,477,282	(486,992)	411,369	630,676	922,229
Selling, general and administrative	258,611	—	73,122	87,705	97,784
Depreciation and amortization	107,831	—	39,110	31,051	37,670
Research and development	49,747	—	11,774	18,165	19,808
Equity income	(13,169)	—	(109)	(10,199)	(2,861)
Facility closures, severance and related costs	16,981	—	6,258	6,800	3,923
Antitrust costs	77,716	—	—	77,716	—

Operating profit (loss)	(33,201)	—	(80,729)	(6,286)	53,814

Interest expense	89,653	—	81,425	8,990	(762)
Loss on early extinguishment of debt	24,699	—	24,699	—	—
Other (income) expense, net	5,369	—	8,911	13,199	(16,741)
Equity in net (earnings) loss of subsidiaries from continuing operations	—	41,209	(9,465)	(32,200)	456

Earnings (loss) from continuing operations before income taxes and cumulative effect of accounting change	(152,922)	(41,209)	(186,299)	3,725	70,861
Income tax expense (benefit)	(35,288)	—	(69,397)	5,974	28,135
Earnings (loss) from continuing operations before cumulative effect of accounting change	(117,634)	(41,209)	(116,902)	(2,249)	42,726
Earnings from discontinued operations	25,297	—	4,242	(266)	21,321
Gain on sale of discontinued operations	111,692	—	(9,859)	—	121,551
Cumulative effect of accounting change	(401)	—	(401)	—	—
Net earnings (loss)	$18,954	$(41,209)	$(122,920)	$(2,515)	$185,598

Condensed Consolidating Balance Sheet

As of December 31, 2003

(In thousands)

					Non-
			Parent	Guarantor	Guarantor
	Consolidated	Eliminations	Company	Subsidiaries	Subsidiaries
ASSETS

Current assets	$865,025	$—	$237,794	$147,401	$479,830
Intercompany receivables	—	(7,614,816)	3,180,641	960,603	3,473,572
Investment in subsidiaries	—	(3,762,303)	752,859	1,175,815	1,833,629
Property, plant and equipment	732,790	—	275,544	179,541	277,705
Cost in excess of acquired net assets	418,607	—	135,522	54,844	228,241
Other assets	512,760	—	265,403	183,008	64,349
Total assets	$2,529,182	$(11,377,119)	$4,847,763	$2,701,212	$6,357,326

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$701,245	$—	$249,415	$221,213	$230,617
Intercompany payables	—	(7,668,705)	3,969,182	996,226	2,703,297
Long-term debt	754,018	—	754,018	—	—
Other long-term liabilities	771,210	—	337,335	255,274	178,601
Total liabilities	2,226,473	(7,668,705)	5,309,950	1,472,713	3,112,515
Stockholders’ equity	302,709	(3,708,414)	(462,187)	1,228,499	3,244,811
Total liabilities and stockholders’ equity	$2,529,182	$(11,377,119)	$4,847,763	$2,701,212	$6,357,326

Condensed Consolidating Statement of Cash Flows

Year ended December 31, 2003

(In thousands)

					Non-
			Parent	Guarantor	Guarantor
Increase (decrease) to cash	Consolidated	Eliminations	Company	Subsidiaries	Subsidiaries
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (loss)	$18,954	$(41,209)	$(122,920)	$(2,515)	$185,598
Adjustments to reconcile net earnings (loss) to net cash (used in) provided by operations:
Cumulative effect of accounting change	401	—	401	—	—
(Gain) loss on sale of discontinued operations	(111,692)	—	9,859	—	(121,551)
Loss on early extinguishment of debt	24,699	—	24,699	—	—
Depreciation and amortization	136,087	—	60,350	31,051	44,686
Equity income	(13,169)	—	(109)	(10,199)	(2,861)
Changes in assets and liabilities, net	(70,110)	41,209	150,416	12,750	(274,485)
Net cash (used in) provided by operations	(14,830)	—	122,696	31,087	(168,613)

CASH FLOWS FROM INVESTING ACTIVITIES
Net proceeds from divestments	633,427	—	413,984	—	219,443
Capital expenditures	(87,591)	—	(22,751)	(26,046)	(38,794)
Other investing activities	1,707	—	1,779	—	(72)
Net cash provided by (used in) investing activities	547,543	—	393,012	(26,046)	180,577

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on long-term notes	(478,380)	—	(476,315)	—	(2,065)
Proceeds from domestic credit facility	32,000	—	32,000	—	—
Payments on short-term borrowings	(1,824)	—	—	—	(1,824)
Premium paid on early extinguishment of debt	(23,804)	—	(23,804)	—	—
Dividends paid	(22,556)	—	(22,556)	—	—
Common shares acquired	(22,080)	—	(22,080)	—	—
Other financing activities	2,323	—	2,350	—	(27)
Net cash used in financing activities	(514,321)	—	(510,405)	—	(3,916)

CASH
Effect of exchange rates on cash	3,880	—	—	—	3,880
Change in cash	22,272	—	5,303	5,041	11,928
Cash at beginning of period	16,941	—	(4,431)	(2,984)	24,356
Cash at end of period	$39,213	$—	$872	$2,057	$36,284

Condensed Consolidating Statement of Operations

Year ended December 31, 2002

(In thousands)

					Non-
			Parent	Guarantor	Guarantor
	Consolidated	Eliminations	Company	Subsidiaries	Subsidiaries

Net sales	$1,861,361	$(486,497)	$466,868	$830,353	$1,050,637

Cost of products sold	1,340,251	(486,497)	380,388	628,229	818,131
Selling, general and administrative	269,928	—	93,707	89,719	86,502
Depreciation and amortization	103,167	—	38,102	31,429	33,636
Research and development	52,684	—	13,380	21,958	17,346
Equity income	(7,917)	—	(89)	(6,248)	(1,580)
Facility closures, severance and related costs	17,969	—	9,169	5,792	3,008
Antitrust costs	6,306	—	—	6,306	—

Operating profit (loss)	78,973	—	(67,789)	53,168	93,594

Interest expense	101,704	—	83,975	11,312	6,417
Other (income) expense, net	38,266	—	54,559	549	(16,842)
Equity in net (earnings) loss of subsidiaries from continuing operations	—	116,272	(89,583)	(26,689)	—

Earnings (loss) from continuing operations before income taxes and cumulative effect of accounting change	(60,997)	(116,272)	(116,740)	67,996	104,019
Income tax expense (benefit)	(21,354)	—	(78,555)	15,570	41,631

Earnings (loss) from continuing operations before cumulative effect of accounting change	(39,643)	(116,272)	(38,185)	52,426	62,388
Earnings from discontinued operations	55,117	—	19,209	(270)	36,178
Cumulative effect of accounting change	(298,981)	—	(190,268)	(3,782)	(104,931)
Net earnings (loss)	$(283,507)	$(116,272)	$(209,244)	$48,374	$(6,365)

Condensed Consolidating Statement of Cash Flows

Year ended December 31, 2002

(In thousands)

					Non-
			Parent	Guarantor	Guarantor
Increase (decrease) to cash	Consolidated	Eliminations	Company	Subsidiaries	Subsidiaries
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (loss)	$(283,507)	$(116,272)	$(209,244)	$48,374	$(6,365)
Adjustments to reconcile net earnings (loss) to net cash provided by operations:
Cumulative effect of accounting change	298,981		190,268	3,782	104,931
Loss (gain) on sale of business units	34,705	—	40,374	—	(5,669)
Depreciation and amortization	146,550	—	71,846	31,429	43,275
Equity income	(7,917)	—	(89)	(6,248)	(1,580)
Changes in assets and liabilities, net	12,942	116,272	35,095	(42,341)	(96,084)
Net cash provided by operations	201,754	—	128,250	34,996	38,508

CASH FLOWS FROM INVESTING ACTIVITIES
Net proceeds from divestments	80,000	—	63,819	—	16,181
Capital expenditures	(100,309)	—	(29,954)	(34,499)	(35,856)
Other investing activities	(1,526)	—	2,497	—	(4,023)
Net cash provided by (used in) investing activities	(21,835)	—	36,362	(34,499)	(23,698)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on long-term notes	(11,742)	—	—	—	(11,742)
Payments on domestic credit facility	(130,000)	—	(130,000)	—	—
Payments on short-term borrowings	(27,186)	—	(25,880)	—	(1,306)
Dividends paid	(22,698)	—	(22,698)	—	—
Other financing activities	6,415	—	6,487	—	(72)
Net cash used in financing activities	(185,211)	—	(172,091)	—	(13,120)

CASH
Effect of exchange rates on cash	727	—	—	—	727
Change in cash	(4,565)	—	(7,479)	497	2,417
Cash at beginning of period	21,506	—	3,048	(3,481)	21,939
Cash at end of period	$16,941	$—	$(4,431)	$(2,984)	$24,356

SUMMARIZED UNAUDITED QUARTERLY FINANCIAL DATA

	2004
(In thousands, except per share data)	First		Second	Third		Fourth
Net sales	$555,509		$581,412	$574,025		$574,285
Gross profit	$124,521		$133,195	$142,006		$126,509

Earnings (loss) from continuing operations	$60,793	(b)	$(872)	$(44,854	)(c)	$(57,026	)(d)
Earnings from discontinued operations	160		1,956	2,002		1,109
Gain on sale of discontinued operations	—		—	2,142		—
Net earnings (loss)	$60,953		$1,084	$(40,710)		$(55,917)

Basic and diluted per share data:
Earnings (loss) from continuing operations	$0.53		$(0.01)	$(0.39)		$(0.50)
Earnings from discontinued operations	—		0.02	0.02		0.01
Gain on sale of discontinued operations	—		—	0.02		—
Net earnings (loss)	$0.53		$0.01	$(0.35)		$(0.49)

	2003
(In thousands, except per share data)	First	Second	Third		Fourth
Net sales	$467,593	$473,542	$498,614		$502,049
Gross profit	$122,439	$108,413	$121,371		$112,293

Loss from continuing operations before cumulative effect of accounting change	$(7,249)	$(19,923)	$(34,135	)(e)	$(56,327	)(f)
Earnings from discontinued operations	13,496	10,813	2,690		(1,702)
Gain on sale of discontinued operations	—	—	111,692		—
Cumulative effect of accounting change	(401)	—	—		—
Net earnings (loss)	$5,846	$(9,110)	$80,247		$(58,029)

Basic and diluted per share data (a):
Loss from continuing operations before cumulative effect of accounting change	$(0.07)	$(0.18)	$(0.31)		$(0.50)
Earnings from discontinued operations	0.12	0.10	0.03		(0.02)
Gain on sale of discontinued operations	—	—	1.00		—
Cumulative effect of accounting change	—	—	—		—
Net earnings (loss)	$0.05	$(0.08)	$0.72		$(0.52)

(a)          The sum of the earnings per common share for the four quarters does not equal the total earnings per common share for 2003 due to quarterly changes in the average number of shares outstanding.

(b)         Earnings from continuing operations for the first quarter of 2004 includes a pre-tax gain on the sale of the Gustafson joint venture of $90.9 million.

(c)          The loss from continuing operations for the third quarter of 2004 includes pre-tax charges for facility closures, severance and related costs of $40.4 million and a loss on the early extinguishment of debt of $20.1 million related to the Company’s Refinancing.

(d)         The loss from continuing operations for the fourth quarter of 2004 includes pre-tax charges for antitrust costs of $96.9 million (including $93.1 million for the expected settlement of three direct purchaser class action lawsuits), facility closures, severance and related costs of $17.1 million, and $37.5 million primarily associated with a favorable tax audit settlement of the Company’s 1998 through 2001 federal income tax returns.

(e)          The loss from continuing operations for the third quarter of 2003 includes pre-tax charges for the loss on early extinguishment of debt of $24.7 million and facility closures, severance, and related costs of $10.6 million.

(f)            The loss from continuing operations for the fourth quarter of 2003 includes pre-tax charges for antitrust costs of $51.5 million (including $45.2 million for the settlement of U.S. and Canadian antitrust fines).

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Crompton Corporation:

We have audited the accompanying consolidated balance sheets of Crompton Corporation and subsidiaries (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Crompton Corporation and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

As discussed in the Asset Retirement Obligations note to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 143, “Asset Retirement Obligations” on January 1, 2003.  As discussed in the Goodwill and Intangible Assets note to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” on January 1, 2002.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 14, 2005 expressed an unqualified opinion on management’s assessment of, and an adverse opinion on the effectiveness of, internal control over financial reporting.

/s/ KPMG LLP

Stamford, Connecticut

March 14, 2005, except as to the Refined Products section of the “Discontinued Operations” note, which is as of May 20, 2005

Schedule II

Valuation and Qualifying Accounts

(In thousands of dollars)

	Balance at	Additions charged to				Balance
	Beginning	costs and				at end
	of year	expenses	Deductions		Other (4)	of year

Fiscal Year ended December 31, 2004:
Allowance for doubtful accounts	$17,814	$9,328	$(5,296	)(1)	$429	$22,275
Accumulated amortization of other intangible assets	82,544	16,889	(10,015	)(2)	799	90,217
Reserve for customer rebates	27,448	71,974	(69,515	)(3)	(70)	29,837

Fiscal Year ended December 31, 2003:
Allowance for doubtful accounts	$16,291	$5,087	$(4,031	)(1)	$467	$17,814
Accumulated amortization of other intangible assets	70,660	13,342	(2,851	)(2)	1,393	82,544
Reserve for customer rebates	21,810	52,050	(47,004	)(3)	592	27,448

Fiscal Year ended December 31, 2002:
Allowance for doubtful accounts	$17,485	$5,157	$(6,509	)(1)	$158	$16,291
Accumulated amortization of other intangible assets	59,719	10,385	(662)		1,218	70,660
Reserve for customer rebates	25,726	52,906	(57,112	)(3)	290	21,810

(1)          Represents primarily accounts written off as uncollectible (net of recoveries).

(2)          Represents primarily the write-off of fully amortized intangible assets.

(3)          Represents primarily payments to customers.

(4)          Represents primarily the translation effect of accounts denominated in foreign currencies.